SWK HOLDINGS CORPORATION

and

SWK FUNDING LLC,

as Borrowers,

LOAN AND SECURITY AGREEMENT

Dated June 29, 2018

$20,000,000.00

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders

and

STATE BANK AND TRUST COMPANY,

as Agent

TABLE OF CONTENTS

-i-

-ii-

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Assignment and Acceptance
Exhibit B	Compliance Certificate
Exhibit C	Conditions Precedent
Exhibit D	Agency Provisions
Exhibit E	Credit and Collection Policy
Exhibit F	Investment Policy

Schedule 1-A	Eligibility of Types of Advances
Schedule 1-B	Commitments of Lenders
Schedule 2	Deposit and Other Accounts
Schedule 3	Business Locations
Schedule 4	Names and Capital Structure
Schedule 5	Patents, Trademarks, Copyrights and Licenses
Schedule 5.4-A	Collections Into Joint Royalty Accounts
Schedule 5.4-B	Collections Pursuant to the Cambia Transaction Documents
Schedule 6	Restrictive Agreements
Schedule 7	Litigation
Schedule 8	Plans
Schedule 9	Labor Contracts
Schedule 10	Existing Affiliate Transactions

-iii-

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated June 29, 2018, among SWK HOLDINGS CORPORATION, a Delaware corporation (“Holdings”), SWK FUNDING LLC, a Delaware limited liability company (“SWK”, and together with Holdings and each other Person party hereto as a borrower from time to time, collectively, “Borrowers” and each a “Borrower”), the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), and STATE BANK AND TRUST COMPANY, a Georgia banking corporation, as agent for the Lenders (“Agent”).

R E C I T A L S:

Each Borrower has requested that Lenders make available a revolving credit facility to Borrowers, which shall be used by Borrowers to finance their mutual and collective enterprise of originating and thereafter administering and servicing loan transactions. In order to utilize the financial powers of each Borrower in the most efficient and economical manner, and in order to facilitate the financing of each Borrower’s needs, Lenders will, at the request of any Borrower, make loans to all Borrowers under the revolving credit facility on a combined basis and in accordance with the provisions hereinafter set forth. Borrowers’ business is a mutual and collective enterprise, and Borrowers believe that the consolidation of all revolving credit loans under this Agreement will enhance the aggregate borrowing powers of each Borrower and ease the administration of their revolving credit loan relationship with Lenders, all to the mutual advantage of Borrowers. Lenders’ willingness to extend credit to Borrowers and to administer each Borrower’s collateral security therefor, on a combined basis as more fully set forth in this Agreement, is done solely as an accommodation to Borrowers and at Borrowers’ request in furtherance of Borrowers’ mutual and collective enterprise.

Each Borrower has agreed to be jointly and severally liable for loans and all outstanding other obligations under this Agreement and to guarantee the obligations of each of the other Borrowers under this Agreement and each of the other Loan Documents.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1.             DEFINITIONS; RULES OF CONSTRUCTION

1.1               Definitions. As used herein, the following terms have the meanings set forth below:

“Accommodation Payment” is as defined in Section 5.11.3.

“Affiliate” means a Person: (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, another Person; (b) which beneficially owns or holds 10% or more (or, in the case of a Borrower holding Equity Interests in a Customer to whom Borrower has made Borrower Advances, 20% or more) of any class of the Equity Interests of a Person; or (c) 10% or more of the Equity Interests with power to vote of which is beneficially owned or held by another Person or a Subsidiary of another Person. For purposes hereof, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of any Equity Interest, by contract or otherwise.

“Agent Indemnitees” means Agent and all of Agent’s officers, directors, employees, Affiliates, agents and attorneys.

“Allocable Amount” is as defined in Section 5.11.3.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to Borrowers or any of their Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Law” means any law relating to terrorism or money laundering, including the PATRIOT Act.

“Applicable Finance Laws” means, collectively, (a) each of the following federal laws and all regulations, rules and governmental guidelines relating thereto: the Fair Credit Reporting Act, Fair Debt Collections Practices Act, Equal Credit Opportunity Act, Truth in Lending Act, Truth in Savings Act, Credit Card Accountability Responsibility and Disclosure Act, Dodd-Frank Wall Street Reform and Consumer Protection Act, Do-Not-Call Registry Legislation, Electronic Fund Transfer Act, Fair and Accurate Credit Transactions, Fair Credit and Charge Card Disclosure Act, Fair Credit Billing Act, Federal Trade Commission Act, Identity Theft Assumption and Deterrence Act, and Magnuson Moss Warranty-Federal Trade Commission Improvements Act, each as amended, and (b) all state and federal laws relating to unfair or deceptive trade practices, usury, consumer protection, truth-in-lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, privacy, consumer finance transactions, rent-to-own transactions, retail loans or retail installment sales, each as amended.

“Applicable Healthcare Laws” means all applicable statutes, laws, ordinances, rules, and regulations of any governmental authority: (a) with respect to regulatory matters relating to patient healthcare, healthcare providers, healthcare services, or pediatric behavioral health services clinics (including: Medicaid, TRICARE/CHAMPUS, Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. § 1320a 7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute;” HIPAA, and the Social Security Act, as amended, Section 1877, 42 U.S.C. § 1395nn (Prohibition Against Certain Referrals), commonly referred to as “Stark Statute”; 31 U.S.C. §§ 3729-3722, commonly referred to as the federal ” “False Claims Act”, 31 U.S.C. §§ 3801-3812, commonly referred to as the “Program Fraud Civil Remedies Act”, 42 U.S.C. §§ 1320a-7a and 1320a-7b, commonly referred to as the “Civil Monetary Penalties Law”, and 42 U.S.C. § 1320a-7, commonly referred to as the “Exclusion Laws”); (b) with respect to patient healthcare, healthcare providers, healthcare services, or pediatric behavioral health services clinics pertaining to the provision of, billing, collection, and reimbursement for, administration of, and payment for services which are reimbursed with federal, state or local governmental funds through or on behalf of any governmental authority, including Medicaid or TRICARE/CHAMPUS; and (c) any and all other applicable federal, state or local health care laws, rules, codes, statutes, regulations, orders and ordinances, in each case as amended from time to time applicable to the activities referenced in subsections (a)-(b) above.

“Applicable Law” means all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law (including the Occupational Safety and Hazard Act of 1970, ERISA and the Fair Labor Standards Act of 1938), ordinances, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of all governmental authorities, including, to the extent applicable to such Person, conduct, transaction, agreement or matter in question, all Applicable Finance Laws, all Applicable Healthcare Laws, all Environmental Laws, the Occupational Safety and Hazard Act of 1970, ERISA, the Fair Labor Standards Act of 1938, and any other laws regarding the collection, payment and deposit of Taxes.

“Applicable Margin” means with respect to the applicable Type of Loan, (i) 0.30% with respect to Base Rate Loans, and (ii) 3.25% with respect to LIBOR Index Loans.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender (c) an entity or an Affiliate of an entity that administers or manages a Lender, or (d) the same investment advisor or an advisor under common control with such Lender, Affiliate or advisor, as applicable.

“Assignment and Acceptance” means an assignment agreement between a Lender and Eligible Assignee, and accepted by Agent, in the form of Exhibit A.

“Availability” means the Borrowing Base minus the principal balance of all Revolver Loans.

“Availability Reserve” means, at any time, the sum (without duplication) of (a) the aggregate of (i) all past due rent and other amounts owing by an Obligor to any landlord or other Person who possesses any Collateral or could assert a Lien on any Collateral and (ii) a reserve at least equal to three (3) months’ rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver; (b) the Bank Product Reserve; (c) all accrued Royalties (but not Royalty Payments payable to a Borrower in respect of a Borrower Royalty Receivable), whether or not then due and payable by an Obligor; (d) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (e) any amounts which any Obligor is obligated to pay pursuant to the provisions of any of the Loan Documents that Agent elects to pay for the account of such Obligor in accordance with authority contained in any of the Loan Documents; (f) any reserves established pursuant to any other provision of this Agreement; and (g) such additional reserves, in such amounts and with respect to such matters, as Agent in its reasonable credit judgment may elect to impose from time to time.

“Bank Product” means any of the following products, services or facilities extended to any Obligor or Subsidiary by State Bank or any of its Affiliates or another Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) other banking products or services as may be requested by any Obligor or Subsidiary.

“Bank Product Reserve” means the aggregate amount of reserves established by Agent from time to time in its reasonable credit judgment in respect of Secured Bank Product Obligations.

“Bankruptcy Code” means Title 11 of the United States Code.

“Base Rate” means, on any day, a per annum rate equal to the greater of (a) the Prime Rate and (b) the Federal Funds Rate for such day, plus 0.50%. As used herein, the “Prime Rate” means the U.S. prime rate as shown in The Wall Street Journal on such day, or, if such day is not a Business Day, on the immediately preceding Business Day (and, if The Wall Street Journal for any reason ceases to publish a U.S. prime rate, then the Prime Rate shall be such prime rate as published from time to time in any other publication or reference source designated by Agent in its discretion); provided, that the prime rate is a reference rate and does not necessarily represent the best or lowest rate charged by any Lender. As used herein, “Federal Funds Rate” means (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to AloStar on the applicable day on such transactions, as determined by Agent.

“Base Rate Loan” means a Loan during any period in which it bears interest at a rate based upon the Base Rate.

“Besivance Transaction Document” means that certain Royalty Purchase Agreement dated as of April 2, 2013, among InSite Vision Incorporated, Bess Royalty, L.P. and SWK, and each other Transaction Document entered into in connection therewith, as the same are in effect on the Closing Date.

“Board of Governors” means the Board of Governors of the Federal Reserve System.

“Borrowed Money” means with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capitalized Lease Obligations and Debt for the deferred payment by one year or more of any purchase money obligation; (c) reimbursement obligations with respect to letters of credit; (d) guaranties of any Debt of the foregoing types owing by another Person; and (e) any Debt payable by any Obligor or a Subsidiary which is subordinate in right of payment to the Obligations or with respect to which the Liens securing such Debt are subordinated to Agent’s Liens.

“Borrower Advance” means, individually or collectively, as the context so implies, (i) a Borrower Loan Advance or (ii) a Borrower Royalty Receivable Advance.

“Borrower Advance Eligibility Requirements” means, with respect to a Borrower Advance, each of the following requirements:

(i)       such Borrower Advance is made to an Eligible Customer;

(ii)       with respect to a Borrower Loan Advance, such Borrower Loan Advance is a full recourse obligation of an Eligible Customer;

(iii)       such Borrower Advance is not made to a Customer primarily for such Customer’s personal, family or household use or based on the value of any healthcare insurance receivables payable to such Customer or any payments due or to become due to such Customer from Medicare or Medicaid;

(iv)       with respect to a Borrower Loan Advance, (A) such Borrower Loan Advance and the applicable Borrower’s Liens on the related Customer Collateral have been pledged and assigned to Agent to secure the Obligations pursuant to the Borrower Assignment Agreement and other documentation satisfactory to Agent, and (B) Agent holds a valid, enforceable and duly perfected first priority security interest in, and Lien on, such Borrower Loan Advance and all of such Borrower’s right, title and interest in and to the related Customer Collateral, subject only to (I) Permitted Intercreditor Arrangements, (II) Liens that are approved by Agent in writing from time to time on a case-by-case basis, and (III) in the case of Borrower Advances that are Eligible Borrower Second Lien Advances, Liens expressly permitted under the definition of Eligible Borrower Second Lien Advance;

(v)       with respect to a Borrower Royalty Receivable Advance, (A) such Borrower Royalty Receivable Advance, related Borrower Royalty Receivables and related Customer Collateral have been pledged and assigned to Agent to secure the Obligations pursuant to the Borrower Assignment Agreement and other documentation satisfactory to Agent, and (B) Agent holds a valid, enforceable and duly perfected first priority security interest in, and Lien on, such Borrower Royalty Receivable Advance, related Borrower Royalty Receivables and all of such Borrower’s right, title and interest in and to the related Customer Collateral, subject only to Liens that are approved by Agent in writing from time to time on a case-by-case basis;

(vi)       the Transaction Documents evidencing or securing such Borrower Advance (A) constitute legal, valid, binding obligations of the applicable Borrower(s) and Customer(s) and are in full force and effect; (B) comply with all Applicable Laws; (C) are on standard forms previously approved by Agent and attached to the Certificate Regarding Forms of Transaction Documents or are otherwise accepted by Agent in its discretion; (D) have not been amended, extended or modified without Agent’s prior written consent, provided that the Transaction Documents evidencing or securing a given Borrower Advance may be amended in a manner that is not material without Agent’s prior written consent no more than twice in any calendar year or four times during the term of this Agreement; and (E) are assignable to Agent without consent from any Person and have been collaterally assigned to Agent pursuant to the Borrower Assignment Agreement;

(vii)       there is no pending or overtly threatened litigation respecting the validity or enforceability of any of the Transaction Documents applicable to such Borrower Advance or, in the case of a Borrower Royalty Receivable Advance, the license agreement, marketing agreement or similar documentation between the applicable licensee or other Person obligated to make payments in respect of the applicable Borrower Royalty Receivable and the Royalty Seller from which the applicable Borrower purchased such Borrower Royalty Receivable;

(viii)       such Borrower Advance is in compliance in all respects with all Applicable Law;

(ix)       a Borrower is the sole legal and beneficial owner of such Borrower Advance and, in the case of a Borrower Royalty Receivable Advance, the related Borrower Royalty Receivable;

(x)       except as Agent may agree to in writing in its discretion, as of such date of determination, (A) with respect to a Borrower Loan Advance, the Customer to which such Borrower Loan Advance is made is not currently the subject of an Insolvency Proceeding and (B) with respect to a Borrower Royalty Receivable Advance, neither the Customer to which such Borrower Royalty Receivable Advance is made nor the licensee or other Person obligated to make Royalty Payments in respect of the related Borrower Royalty Receivable, in either case, is currently the subject of an Insolvency Proceeding;

(xi)       (A) no default or event of default has occurred under any Transaction Documents with respect to such Borrower Advance that has not been waived by the applicable Borrower other than defaults and events of default (I) with respect to which Agent has received written notice within five (5) Business Days of the occurrence or the applicable Borrower’s knowledge thereof, (II) that have existed for less than ten (10) Business Days (or, in the case of defaults or events of default related to the payment of any amounts owing under the applicable Transaction Documents, six (6) Business Days), and (III) with respect to which the applicable Borrower is in good faith negotiating a resolution acceptable to such Borrower in its reasonable credit judgment; and (B) no portion of such Borrower Advance or, if applicable, the related Borrower Royalty Receivable is or would be required to be written off (as bad debt or otherwise pursuant to such Borrower’s established and documented underwriting, documentation and collection procedures);

(xii)       no part of such Borrower Advance or any Lien in favor of the applicable Borrower securing such Borrower Advance (including any Lien of such Borrower in a related Borrower Royalty Receivable or any Royalty Payments in respect of a related Borrower Royalty Receivable) has been contractually subordinated to other Debt or Liens other than pursuant to a Permitted Intercreditor Arrangement unless such Borrower Advance constitutes an Eligible Borrower Second Lien Advance, and no part of such Borrower Advance or, if applicable, the related Borrower Royalty Receivable is subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof);

(xiii)       the Customer to whom such Borrower Advance is made does not participate in any financing program with the Ex-Im Bank;

(xiv)       the Customer to whom such Borrower Advance is made has not instituted any legal action to compel performance or payment of any amounts due in respect of such Borrower Advance and, in the case of a Borrower Royalty Receivable Advance, neither such Customer nor the Borrower making such Borrower Advance has instituted any legal action to compel performance or payment of the Borrower Royalty Receivable or any amounts (including any Royalty Payments) due in respect thereof;

(xv)       such Borrower Advance and, in the case of a Borrower Royalty Receivable Advance, the related Borrower Royalty Receivable, and all payments due in respect thereof under the applicable Transaction Documents, are denominated in Dollars; and

(xvi)       such Borrower Advance is not otherwise deemed ineligible hereunder by Agent in its reasonable credit judgment.

“Borrower Agent” is as defined in Section 4.4.

“Borrower Assignment Agreement” means the Collateral Assignment of Transaction Documents and Agency Agreement dated the date hereof pursuant to which each Borrower assigns to Agent, for the benefit of the Secured Parties, (i) all of its right, title and interest in and to all Transaction Documents (including any Royalty Purchase Documents) now existing or hereafter created or acquired, (ii) all Borrower Advances made by such Borrower to the applicable Customer(s) pursuant to such Transaction Documents from time to time, all of Borrower’s right, title and interest in and to the Customer Collateral securing or otherwise relating to such Borrower Advances from time to time and, in the case of any Borrower Royalty Receivable Advances, all related Borrower Royalty Receivables, (iii) the UCC-1 financing statement naming each such Customer as debtor and such Borrower as secured party and identifying the collateral described in the applicable Transaction Documents, as amended from time to time, and (iv) if requested by Agent from time to time, UCC-3 financing statement amendments that assign to Agent all financing statements naming a Customer as debtor and such Borrower as secured party, which financing statement amendments may be filed of record by Agent as provided in Section 7.6.

“Borrower Loan Advance” means a secured loan or similar financial accommodation (including any secured loan (a) that is required to be repaid using the proceeds of royalties or similar payments and (b) with respect to which the related Transaction Documents clearly indicate an intent by the parties thereto that such financial accommodation be characterized as a loan and not a purchase of a Borrower Royalty Receivable) (i) that is made by a Borrower directly to a Customer in the Ordinary Course of Business of such Borrower, (ii) that was originated by such Borrower, and (iii) that is owned absolutely by such Borrower. If a Borrower is one of multiple Persons providing financial accommodations to a Customer under a given set of Transaction Documents (e.g., as part of a syndicated loan transaction), then the portion of such financial accommodations actually made or held by the applicable Borrower (and not any portion of such financial accommodations made or held by any Person other than such Borrower) shall be the Borrower Loan Advance made pursuant to the applicable Transaction Documents. For the avoidance of doubt, no Borrower Royalty Receivable Advance shall be a Borrower Loan Advance.

“Borrower Royalty Receivable” means all right, title and interest in and to Royalty Payments of a Royalty Seller which are purchased by a Borrower pursuant to Royalty Purchase Documents pursuant to which such Borrower bears the risk of non-payment of the applicable Royalty Payment due to the licensee’s inability to pay Royalty Payments, together with all rights to payment and enforcement thereof, all proceeds thereof (including any cash, checks, instruments and other items of payment in respect thereof) and any other payment intangible, contract right or other monetary obligation at any time due or payable to such Borrower under or in connection with the Royalty Payments (or portions thereof) that give rise to such Borrower Royalty Receivable.

“Borrower Royalty Receivable Advance” means an advance (i) that is made by a Borrower directly to a Customer in the Ordinary Course of Business of such Borrower and (ii) that is made in payment of the net purchase price of a Borrower Royalty Receivable pursuant to a Royalty Purchase Agreement between such Borrower and such Customer. If a Borrower purchases less than 100% of the applicable Customer’s interests in a given Borrower Royalty Receivable, then the net purchase price paid by such Borrower in respect of the portion of the Borrower Royalty Receivable acquired by such Borrower (and not any portion of the Borrower Royalty Receivable acquired or otherwise held or owned by any Person other than such Borrower) shall be the Borrower Royalty Receivable Advance made in respect of such Borrower Royalty Receivable.

“Borrower Second Lien Advance” means a Borrower Loan Advance that is secured by a valid, enforceable and duly perfected second priority security interest in, and Lien on, the Customer Collateral serving as the primary underwritten collateral for such Borrower Loan Advance (subject only to Liens expressly permitted by the applicable Transaction Documents that satisfy the requirements of clause (vi)(C) of the definition of Borrower Advance Eligibility Requirements and Liens that are approved by Agent in writing from time to time on a case-by-case basis).

“Borrowing” means a borrowing consisting of Loans made on the same day by Lenders (or by Agent in the case of a Borrowing funded by Swingline Loans).

“Borrowing Base” means, on any date of determination, an amount equal to the lesser of:

(a) the aggregate amount of Revolver Commitments; or

(b) the sum of:

(i) 85% (or such lesser percentage as Agent may in its discretion determine from time to time) of the Net Amount of Eligible Borrower First Lien Advances outstanding on such date, plus

(ii) 70% (or such lesser percentage as Agent may in its discretion determine from time to time) of the Net Amount of Eligible Borrower Second Lien Advances outstanding on such date, plus

(iii) 50% (or such lesser percentage as Agent may in its discretion determine from time to time) of the Net Amount of Eligible Borrower Royalty Receivable Advances outstanding on such date, minus

(iv) the Availability Reserve;

provided, that, without duplication:

(A)       at any time that the Maximum Weighted Average Remaining Term of all Eligible Borrower Loan Advances (prior to giving effect to this proviso) outstanding exceeds seven (7) years, the Net Amount of one or more Eligible Borrower First Lien Advances or Eligible Borrower Second Lien Advances, as applicable, included in clauses (b)(i) and (b)(ii) above shall be excluded from clauses (b)(i) and (b)(ii) above to the extent necessary to cause the Maximum Weighted Average Remaining Term of all Eligible Borrower Loan Advances included under clauses (b)(i) and (b)(ii) (before application of the advance rates therein) to be not more than seven (7) years;

(B)       at any time that the aggregate Net Amount of Eligible Borrower Advances (prior to giving effect to this proviso) to any Customer exceeds ten percent (10%) of the aggregate Net Amount of all Eligible Borrower Advances (prior to giving effect to this proviso), the amount of such excess shall be excluded from the calculation in clause (b) above (before application of the advance rates therein);

(C)       at any time that the Net Amount of Eligible Borrower Second Lien Advances (prior to giving effect to this proviso) exceeds twenty-five (25%) of the aggregate Net Amount of all Eligible Borrower Advances (prior to giving effect to this proviso), the Net Amount of Eligible Borrower Second Lien Advances included in clause (b)(ii) above (before application of the advance rate therein) shall be reduced by the amount of such excess;

(D)       at any time that the Net Amount of Eligible Borrower Royalty Receivable Advances (prior to giving effect to this proviso) exceeds twenty-five (25%) of the aggregate Net Amount of all Eligible Borrower Advances (prior to giving effect to this proviso), the Net Amount of Eligible Borrower Royalty Receivable Advances included in clause (b)(iii) above (before application of the advance rate therein) shall be reduced by the amount of such excess;

(E)       at any time that the Net Amount of Eligible Borrower Royalty Receivable Advances consisting of Royalty Payments payable to a Borrower arising primarily from the sale of generic pharmaceutical products (calculated prior to giving effect to this proviso) exceeds fifty (50%) of the aggregate Net Amount of all Eligible Borrower Royalty Receivable Advances (prior to giving effect to this proviso), the Net Amount of Eligible Borrower Royalty Receivable Advances included in clause (b)(iii) above (before application of the advance rate therein) shall be reduced by the amount of such excess;

(F)       the Net Amount of Eligible Borrower First Lien Advances and Eligible Borrower Second Lien Advances included in clauses (b)(i) and (b)(ii) above (before application of the advance rates therein), as applicable, may include:

(I)       the Net Amount of Eligible Borrower First Lien Advances or Eligible Borrower Second Lien Advances, as applicable, made pursuant to Transaction Documents that provide for a syndicated loan transaction so long as the applicable Borrower’s consent is needed for all amendments, waivers or other actions under such Transaction Documents requiring any lender’s, required lender’s or majority lender’s consent and, unless otherwise consented to by Agent on a case-by-case basis, the applicable Borrower is the agent for the lenders under such Transaction Documents; or

(II)       the Net Amount of all other Eligible Borrower First Lien Advances or Eligible Borrower Second Lien Advances, as applicable, made pursuant to Transaction Documents that provide for a syndicated loan transaction, so long as the aggregate Net Amount of such Eligible Borrower First Lien Advances or Eligible Borrower Second Lien Advances included in clauses (b)(i) or (b)(ii) above (before application of the advance rate therein), as applicable, does not exceed twenty-five percent (25%) of the aggregate Net Amount of all Eligible Borrower First Lien Advances or Eligible Borrower Second Lien Advances (prior to giving effect to this proviso), as applicable; and

(G)       the Net Amount of Eligible Borrower Royalty Receivable Advances included in clause (b)(iii) above (before application of the advance rate therein) may include the Net Amount of Eligible Borrower Royalty Receivable Advances made pursuant to Transaction Documents under which the applicable Collections Paying Parties remit Collections into a Joint Royalty Account so long as the aggregate Net Amount of such Eligible Borrower Royalty Receivable Advances included in clause (b)(iii) above (before application of the advance rate therein) does not exceed twenty-five percent (25%) of the aggregate Net Amount of all Eligible Borrower Royalty Receivable Advances (prior to giving effect to this proviso).

“Borrowing Base Certificate” means a certificate, in form and substance satisfactory to Agent, by which Borrowers certify calculation of the Borrowing Base, with appropriate insertions, and which is submitted to Agent by Borrowers pursuant to this Agreement and certified as true and correct by a Senior Officer (which certificate may be submitted electronically subject to the limitations set forth in Section 13.2.2).

“Business Day” means any day other than a Saturday, Sunday, each day on which Agent is otherwise closed for transacting business with the public or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, Georgia or Texas, and if such day relates to a LIBOR Index Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market.

“Cambia Transaction Documents” mean, collectively, that certain Royalty Purchase Agreement dated as of July 31, 2014, between APR Applied Pharma Research S.A. and SWK, that certain Royalty Purchase Agreement dated as of December 2, 2015, between APR Applied Pharma Research S.A. and SWK, and each other Transaction Document entered into in connection therewith, as the same are in effect on the Closing Date.

“Capital Expenditures” means all liabilities incurred or expenditures made by a Borrower or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations.

“Capitalized Lease Obligation” means any Debt represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Collateral” means cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations and all interest and other income earned (if any) on such cash.

“Cash Collateral Account” means a demand deposit, money market or other account maintained with Agent and subject to Agent’s Liens.

“Cash Collateralize” means the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to, with respect to any inchoate, contingent or other Obligations (including Secured Bank Product Obligations), Agent’s good faith estimate of the amount that is due or could become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.

“Cash Management Services” means any services provided from time to time by any Lender or any of its Affiliates to any Obligor or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

“Certificate Regarding Forms of Transaction Documents” means that certain Certificate Regarding Forms of Transaction Documents dated on or about the Closing Date and delivered by Borrowers to Agent.

“Change in Law” means (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation, implementation or application thereof, by any governmental authority after the date of this Agreement, or (iii) compliance by Lender with any request, guideline or directive (whether or not having the force of law) of any governmental authority made or issued after the date of this Agreement; provided that for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (a) Holdings ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in SWK; (b) Carlson Capital, L.P. ceases to own and control, beneficially and of record, directly or indirectly, fifty-one percent (51%) of the Equity Interests in Holdings; (c) a change in the majority of directors or managers of a Borrower during any 24 month period, unless approved by the majority of directors or managers serving at the beginning of such period (excluding from such determination, for purposes of this clause (c), any single change in a director or manager each year appointed by Carlson Capital, L.P.); or (d) the sale or transfer of all or substantially all of a Borrower’s or Obligor’s assets, except to another Borrower.

“Closing Date” is as defined in Section 6.1.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

“Collections” is as defined in Section 5.2.

“Collections Paying Party” means (i) a Person who is or becomes obligated under or on account of an Account, Chattel Paper or General Intangible or (ii) a Customer or other Person who is or becomes obligated under or on account of a Borrower Advance (including any licensee, marketer, Royalty Seller or depository institution that has agreed or been instructed to remit any Collections to or for the benefit of a Borrower).

“Commitment” means for any Lender, the aggregate amount of such Lender’s Revolver Commitment. “Commitments” means the aggregate amount of all Revolver Commitments.

“Commitment Termination Date” means the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrowers terminate the Revolver Commitments pursuant to Section 2.1.4; or (c) the date on which the Revolver Commitments are terminated pursuant to Section 10.2.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a compliance certificate, in the form of Exhibit B attached hereto, with appropriate insertions, to be submitted to Agent by Borrowers pursuant to this Agreement and certified as true and correct by a Senior Officer.

“Contingent Obligation” means with respect to any Person, any obligation of such Person arising from any guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation of any other Person in any manner, whether directly or indirectly.

“Credit and Collection Policy” means Borrowers’ established and documented underwriting, documentation and collection policies attached hereto as Exhibit E, as the same may be updated from time to time with Agent’s written consent.

“Credit Support” means any guaranty, indemnity, security or other assurance of payment or performance provided by Agent to induce a Person to extend credit to or for the benefit of any Obligor.

“Customer” means (i) with respect to a Borrower Loan Advance, a Person to whom a Borrower makes one or more loans or other extensions of credit, or (ii) with respect to a Borrower Receivable Advance, the Royalty Seller from which the applicable Borrower purchased the applicable Borrower Royalty Receivable.

“Customer Asset” means an item of Property owned by a Customer, and “Customer Assets” means all of the Property owned by a Customer.

“Customer Collateral” means (i) with respect to a Borrower Loan Advance, the Customer Assets in which the applicable Customer grants a Lien in favor of a Borrower as security for one or more Borrower Loan Advances to such Customer and (ii) with respect to a Borrower Royalty Receivable Advance made for the purpose of purchasing a Borrower Royalty Receivable, the Borrower Royalty Receivable and any related assets, in each case, sold or assigned (including any such assets collaterally assigned) to such Borrower under the applicable Royalty Purchase Agreement and related Transaction Documents, regardless of whether the transactions contemplated pursuant to the applicable Royalty Purchase Documents do or do not result in a “true sale” of a Borrower Royalty Receivable to the applicable Borrower (it being understood that it is the intent of Borrowers that the Royalty Purchase Documents result in a “true sale” of the applicable Borrower Royalty Receivables).

“Customer Credit Agreement” means a Credit Agreement, substantially in the form attached to the Certificate Regarding Forms of Transaction Documents, or another agreement in form and substance satisfactory to Agent in all respects, pursuant to which a Borrower makes one or more Borrower Loan Advances to a Customer.

“Daily LIBOR Rate” means, on any day, the greater of (a) 1.00% and (b) the LIBOR Rate as shown in the Wall Street Journal on such day for United States dollar deposits for the one month delivery of funds in amounts approximately equal to the principal amount of the Loan for which such rate is being determined or, if such day is not a Business Day on the immediately preceding Business Day. If The Wall Street Journal for any reason ceases to publish a LIBOR Rate, then the Daily LIBOR Rate shall be as published from time to time and any other publication or reference source designated by Agent in its discretion (but, in any event, not less than 1.00% per annum at any time). The Daily LIBOR Rate is a reference rate and does not necessarily represent the best or lowest rate charged by Lender.

“Debt” means, as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capitalized Lease Obligations; (b) all Contingent Obligations; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of an Obligor, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.

“Default” means an event or condition that, with the lapse of time or giving of notice, or both, would constitute an Event of Default.

“Default Rate” means for any Obligation (including, to the extent permitted by law, interest not paid when due), 2.0% plus the interest rate otherwise applicable thereto.

“Defaulting Lender” means any Lender that, as determined by Agent, (a) has failed to perform any funding obligations hereunder, and such failure is not cured within three Business Days; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or has made a public statement to the effect that it does not intend to comply with its funding obligations hereunder or under any other credit facility; (c) has failed, within three Business Days following request by Agent, to confirm in a manner satisfactory to Agent that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding or taken any action in furtherance thereof; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a governmental authority’s ownership of an equity interest in such Lender or parent company.

“Distribution” means any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Debt to a holder of Equity Interests; or any purchase, redemption, or other acquisition, surrender or retirement for value of any Equity Interest, sinking fund or similar payment.

“Dollars” and the sign “$” mean lawful money of the United States.

“Dominion Account” means that certain deposit account number ending in 4797 established by SWK at State Bank, or another deposit account acceptable to Agent, over which Agent has exclusive control for withdrawal purposes.

“EBITDA” means, on a consolidated basis for Borrowers and their Subsidiaries, net income, calculated before interest expense, provision for income taxes, depreciation and amortization expense, gains or losses arising from the sale of capital assets, gains arising from the write-up of assets, and any extraordinary gains (in each case, to the extent included in determining net income).

“Eligible Assignee” means a Person that is (a) a Lender or an Affiliate of a Lender; (b) an Approved Fund; (c) any Person to whom a Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Lender’s rights in and to a material portion of such Lender’s portfolio of asset based credit facilities; (d) any other financial institution, which extends revolving credit facilities of this type in its ordinary course of business approved by Agent and, unless an Event of Default has occurred, Borrower Agent (which approval by Borrower Agent shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five (5) Business Days after notice of the proposed assignment); and (e) during any Event of Default, any Person acceptable to Agent in its discretion; provided, that in no event shall an Obligor or an Affiliate of an Obligor be deemed to be an Eligible Assignee.

“Eligible Borrower Advance” means, individually and collectively as the context so implies, each Eligible Borrower First Lien Advance, Eligible Borrower Second Lien Advance and Eligible Borrower Royalty Receivable Advance.

“Eligible Borrower First Lien Advance” means, on any date of determination, a Borrower Loan Advance that, in Agent’s reasonable credit judgment, is an Eligible Borrower First Lien Advance and, in any event, that:

(i)       is not a Borrower Royalty Receivable Advance;

(ii)       satisfies all of the Borrower Advance Eligibility Requirements applicable to a Borrower Loan Advance on such date;

(iii)       is secured by a valid, enforceable and duly perfected first priority security interest in, and Lien on, the Customer Collateral serving as the primary underwritten collateral for such Borrower Loan Advance (subject only to Permitted Intercreditor Arrangements, Liens expressly permitted by the applicable Transaction Documents that satisfy the requirements of clause (vi)(C) of the definition of Borrower Advance Eligibility Requirements and Liens that are approved by Agent in writing from time to time on a case-by-case basis), and such Customer Collateral includes the income stream arising from the sale of one or more products or devices and/or the provision of services, in each case within the healthcare industry, that have been offered for sale or provided (and continue to be sold or provided) to consumers in accordance with Applicable Law and that have a proven track record of sales and/or service to customers that is sufficient to be able to be evaluated by the applicable Borrower as part of its underwriting process;

(iv)       as it relates to any Borrower Loan Advance that was primarily underwritten based on the sales of one or more branded pharmaceutical products, is scheduled, and reasonably expected by the applicable Borrower, to be repaid in full pursuant to the applicable Transaction Documents during a period of no more than the lesser of (I) the remaining period of exclusivity granted by the FDA with respect to the applicable patented drug product from which the income stream constituting Customer Collateral is derived and (II) the remaining term of the patent on the applicable patented drug from which the income stream constituting Customer Collateral is derived;

(v)       as it relates to any Borrower Loan Advance that was primarily underwritten based on the sales of one or more generic pharmaceutical products, is scheduled, and reasonably expected by the applicable Borrower, to be repaid in full pursuant to the applicable Transaction Documents during a period of no more than seven (7) years;

(vi)       is made in accordance with the Credit and Collection Policy;

(vii)       has not been placed on non-accrual by the applicable Borrower;

(viii)       is in an amount that, together with the aggregate Net Amount of all Eligible Borrower Advances to the applicable Customer, does not exceed 40% (or such greater percentage as Agent may agree to in its discretion on a case-by-case basis) of the aggregate value of the Customer Collateral securing such Borrower Advance (provided that such Borrower Loan Advance shall be ineligible only to the extent of such excess); and

(ix)       satisfies all of the additional requirements applicable to such Borrower Advance as set forth on Schedule 1-A hereto.

“Eligible Borrower Loan Advance” means, individually and collectively as the context so implies, each Eligible Borrower First Lien Advance and Eligible Borrower Second Lien Advance.

“Eligible Borrower Royalty Receivable Advance” means, on any date of determination, a Borrower Royalty Receivable Advance that, in Agent’s reasonable credit judgment, is an Eligible Borrower Royalty Receivable Advance and, in any event, that:

(i)       satisfies all of the Borrower Advance Eligibility Requirements applicable to a Borrower Royalty Receivable Advance on such date;

(ii)       is made by the applicable Borrower to purchase a Borrower Royalty Receivable with an estimated original Expected Repayment Period of no more than (A) the lesser of (I) the remaining period of exclusivity granted by the FDA with respect to the applicable patented drug product from which the applicable Royalty Payments are derived and (II) the remaining term of the patent on the applicable patented drug from which the applicable Royalty Payments are derived, or (B) with respect to a Borrower Royalty Receivable Advance made to acquire an interest in a Borrower Royalty Receivable arising from the sale of a generic drug product, seven (7) years;

(iii)       is made in accordance with the Credit and Collection Policy;

(iv)       the value of the applicable Royalty Payments when discounted at a rate of not less than 9.0% is greater than or equal to the lesser of (a) net purchase price paid by the applicable Borrower with respect to the related Borrower Royalty Receivable or (b) the book carrying value of such Borrower Royalty Receivable as determined in accordance with GAAP;

(v)       is made by the applicable Borrower to purchase a Borrower Royalty Receivable consisting of a right to receive Royalty Payments with respect to one or more drug products that have been offered for sale (and continue to be sold) to consumers in accordance with Applicable Law and that have a proven track record of sales to customers that is sufficient to be able to be evaluated by the applicable Borrower as part of its underwriting process;

(vi)       is made pursuant to Transaction Documents that provide for all Collections in respect of such Borrower Royalty Receivable Advance to be paid directly into a Dominion Account unless (A) the applicable Borrower’s share of Collections are paid directly into a Joint Royalty Account pursuant to arrangements described on Schedule 5.4, (B) no Person has the power to direct the transfer of any amounts held in such Joint Royalty Account without such Borrower’s written consent, and (C) Borrowers have complied with the provisions of Section 5.4(b) with respect to such Joint Royalty Account;

(vii)       is held by a Borrower as the sole purchaser of the applicable right to receive Royalty Payments or, if the applicable Transaction Documents provide for a Borrower and one or more other Persons to acquire interests in the same Royalty Payments, unless otherwise consented to by Agent on a case-by-case basis, no Person other than a Borrower is authorized or empowered to act as agent for the purchasers under the applicable Transaction Documents (it being understood that Agent consents to Bess Royalty, L.P. being the agent under the Besivance Transaction Documents) and the applicable Borrower’s consent is necessary for all amendments, waivers or other actions requiring any purchaser’s, required purchaser’s, or majority purchaser’s consent; and

(viii)       is in an amount not exceeding (A) the net purchase price specified in such Royalty Purchase Documents or (B) the maximum net purchase price that the applicable Borrower could pay without violating the required ratio described in clause (iv) above (provided, that such Borrower Royalty Receivable Advance shall be ineligible only to the extent of such excess).

“Eligible Borrower Second Lien Advance” means, on any date of determination, a Borrower Loan Advance that, in Agent’s reasonable credit judgment, is an Eligible Borrower Second Lien Advance and, in any event, that:

(i)       is not a Borrower Royalty Receivable Advance;

(ii)       satisfies all of the Borrower Advance Eligibility Requirements applicable to a Borrower Loan Advance on such date;

(iii)       is secured by a valid, enforceable and duly perfected second priority security interest in, and Lien on, the Customer Collateral serving as the primary underwritten collateral for such Borrower Loan Advance (subject only to Liens expressly permitted by the applicable Transaction Documents that satisfy the requirements of clause (vi)(C) of the definition of Borrower Advance Eligibility Requirements and Liens that are approved by Agent in writing from time to time on a case-by-case basis), and such Customer Collateral includes the income stream arising from the sale of one or more products or devices and/or the provision of services, in each case within the healthcare industry, that have been offered for sale or provided (and continue to be sold or provided) to consumers in accordance with Applicable Law and that have a proven track record of sales and/or service to customers that is sufficient to be able to be evaluated by the applicable Borrower as part of its underwriting process;

(iv)       as it relates to any Borrower Loan Advance that was primarily underwritten based on the sales of one or more branded pharmaceutical products, is scheduled, and reasonably expected by the applicable Borrower, to be repaid in full pursuant to the applicable Transaction Documents during a period of no more than the lesser of (I) the remaining period of exclusivity granted by the FDA with respect to the applicable patented drug product from which the income stream constituting Customer Collateral is derived and (II) the remaining term of the patent on the applicable patented drug from which the income stream constituting Customer Collateral is derived;

(v)       as it relates to any Borrower Loan Advance that was primarily underwritten based on the sales of one or more generic pharmaceutical products, is scheduled, and reasonably expected by the applicable Borrower, to be repaid in full pursuant to the applicable Transaction Documents during a period of no more than seven (7) years;

(vi)       is made in accordance with the Credit and Collection Policy;

(vii)       is held by a Borrower as the sole lender or with respect to which more than fifty percent (50%) of the aggregate percentage of the commitments to lend (or, after such commitments have been terminated, all loans made) under the applicable Transaction Documents are held by a Borrower and, unless otherwise consented to by Agent on a case-by-case basis, in the case of any Borrower Advance that is made pursuant to a syndicated loan transaction, such Borrower is the agent for the lenders under the applicable Transaction Documents;

(viii)       has not been placed on non-accrual by the applicable Borrower;

(ix)       is in an amount that, together with the aggregate Net Amount of all Eligible Borrower Advances to the applicable Customer, does not exceed 40% (or such greater percentage as Agent may agree to in its discretion on a case-by-case basis) of the aggregate value of the Customer Collateral securing such Borrower Advance (provided that such Borrower Loan Advance shall be ineligible only to the extent of such excess); and

(x)       satisfies all of the additional requirements applicable to such Borrower Advance as set forth on Schedule 1-A hereto.

“Eligible Customer” means, on any date, a Customer that meets all of the following criteria on such date:

(i)       such Customer is domiciled in, is a resident of, has its principal place of business and assets located in and is organized under the laws of a State of the United States, the District of Columbia, Canada or a Province of Canada;

(ii)       such Customer is in good standing in all jurisdictions in which such Customer is required to be qualified to do business if the failure to be qualified might restrict or limit the ability of Borrowers or Agent to enforce its rights and remedies against such Customer, any Customer Collateral or, if Borrower Royalty Receivable Advances are made to such Customer, the related Borrower Royalty Receivables;

(iii)       such Customer is not in liquidation nor has it dissolved or ceased to do business;

(iv)       such Customer and its business are in compliance, in all material respects, with all Applicable Law;

(v)       such Customer is not an Affiliate of any Borrower or an agency, branch or other component of any federal, state, local or other government;

(vi)       less than twenty percent (20%) of the issued and outstanding Equity Interests of such Customer are owned by any Borrower; and

(vii)       less than twenty percent (20%) of the issued and outstanding Equity Interests of such Customer are owned by an Affiliate of any Borrower.

“Environmental Laws” means all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies and all implementing regulations), relating to public health (but excluding occupational safety and health, to the extent regulated by the Occupational Safety and Hazard Act of 1970) or the protection or pollution of the environment, including the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

“Equity Interest” means the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest in any other type of legal entity.

“ERISA” means the Employee Retirement Income Security Act of 1974 and all rules and regulations from time to time promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Event of Default” is as defined in Section 10.

“Excluded Swap Obligation” means with respect to any Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because such Obligor does not constitute an “eligible contract participant” as defined in the act (determined after giving effect to Section 5.12.3(c) and any other keepwell, support or other agreement for the benefit of such Obligor, and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s).

“Excluded Tax” means with respect to Agent, any Lender or any other recipient of a payment to be made by or on account of any Obligation, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located; (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower Agent is located; (c) any backup withholding tax required by the Code to be withheld from amounts payable to a Lender that has failed to comply with Section 5.10; (d) in the case of a Foreign Lender, any United States withholding tax that is (i) required pursuant to laws in force at the time such Lender becomes a Lender (or designates a new Lending Office) hereunder, or (ii) attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.10, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Obligors with respect to such withholding tax; and (e) U.S. federal withholding taxes imposed pursuant to FATCA.

“Executive Order No. 13224” means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Expected Repayment Period” means, with respect to any Borrower Royalty Receivable, the period of time after the effective date of the Royalty Purchase Agreement giving rise to such Borrower Royalty Receivable during which the applicable Borrower could reasonably be expected to receive Royalty Payments in respect of such Borrower Royalty Receivable under such Royalty Purchase Agreement.

“Extraordinary Expenses” means all costs, expenses or advances that Agent or Lenders may suffer or incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents or Obligations, including any lender liability and all other claims, liabilities, costs, expenses and other amounts of any kind in any way related to the Loan Documents or Collateral at any time; (c) the exercise, protection or enforcement of any rights or remedies of Agent and Lenders, in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any enforcement action or exercise of rights or remedies, of any kind, in connection with the Obligations, the Collateral or the Loan Documents; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

“FATCA” means Sections 1471 through 1474 of the Code (including any amended or successor version of substantively comparable and not materially more onerous to comply with), and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Fee Letter” means the Fee Letter dated the Closing Date among Borrowers and Agent.

“Fiscal Quarter” means each period of three months, commencing on the first day of a Fiscal Year.

“Fiscal Year” means the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof.

“Fronting Exposure” means a Defaulting Lender’s Pro Rata share of Swingline Loans, as applicable, except to the extent allocated to other Lenders under Section 4.2.

“Full Payment” means with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral); and (c) termination of the Commitments and release by each Obligor (and by any representative of creditors of such Obligor in any Insolvency Proceeding of such Obligor) of any claims that such Obligor has or asserts to have against Agent, Lenders or any of their Affiliates. No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of its Business.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“Guarantors” means, collectively, each Person who guarantees (or has pledged assets to secure) payment or performance of any Obligations.

“Guaranty” means each guaranty agreement executed by a Guarantor in favor of Agent.

“Hedging Agreement” means any “swap agreement” as defined in Section 101(53B)(A) of the Bankruptcy Code.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” means (i) Agent Indemnitees and (ii) the Lenders and State Bank and each of their respective officers, directors, employees, Affiliates, agents and attorneys.

“Ineligible Borrower Advance” means a Borrower Advance that is not an Eligible Borrower Advance.

“Insolvency Proceeding” means any action, case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; (c) an assignment or trust mortgage for the benefit of creditors; or (d) the liquidation, dissolution or winding up of the affairs of such Person.

“Intellectual Property” means all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

“Investment Policy” means Borrowers’ established and documented Investment Policy attached hereto as Exhibit F, as the same may be updated from time to time with Agent’s written consent.

“IRS” means the United States Internal Revenue Service.

“Joint Royalty Account” means a Deposit Account maintained in the United States into which Collections in respect of a Borrower Royalty Receivable Advance are paid (or to be paid) pursuant to the applicable Transaction Documents, which Deposit Account is maintained in the name of a Person other than the Borrower and the applicable Customer (or is maintained in the name of such Borrower and another Person (other than the applicable Customer) as joint owners).

“Lenders” is as defined in the preamble to this Agreement, including Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.

“Lending Office” means the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and Borrower Agent.

“LIBOR Index Loan” means a Loan during any period in which it bears interest at a rate based upon the Daily LIBOR Rate.

“Lien” means any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, including any Lien, security interest, pledge, hypothecation, trust, reservation, encroachment, easement, right-of-way, covenant, condition, restriction, leases, or other title exception or encumbrance.

“Lien Waiver” means an agreement, in form and substance satisfactory to Agent, by which for any Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral.

“Loan” means a Revolver Loan.

“Loan Account” is as defined in Section 5.8.1.

“Loan Documents” means this Agreement, each Guaranty, the Security Documents, any fee letter to which Agent is a party (including the Fee Letter), Lien Waiver, each Borrowing Base Certificate, each Compliance Certificate, any flow of funds agreement or disbursement letter delivered in connection with this Agreement or the transactions contemplated hereby or other note (including any notes issued pursuant to Section 2.1.2 of this Agreement), each document, instrument, certificate (including any information certificate, solvency certificate, incumbency certificate, closing certificate, or certificate with respect to Material Contracts)) or agreement now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto, all Borrowing Base information, reports, financial statements and other materials delivered by Borrowers hereunder to Agent or any Lender.

“Loan Year” means each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.

“Margin Stock” is as defined in Regulation U of the Board of Governors.

“Material Adverse Effect” means the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties, assets, liabilities or condition (financial or otherwise) of any Obligor, on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Agent’s Liens on any Collateral; (b) impairs the ability of an Obligor to perform its obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any Collateral.

“Material Contract” means any agreement or arrangement to which an Obligor or Subsidiary is party (other than the Loan Documents and Transaction Documents) (a) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (b) that relates to Debt incurred by an Obligor in an aggregate amount of $250,000 or more.

“Maximum Weighted Average Remaining Term” means, on any date of determination, the amount obtained by dividing (i) the sum of, for each Eligible Borrower First Lien Advance and Eligible Borrower Second Lien Advance outstanding on such date, (A) the Net Amount of such Borrower Advance on such date multiplied by (B) the remaining term (measured in years and partial years) of such Borrower Advance as provided in the applicable Transaction Documents, divided by (ii) the aggregate Net Amount of all Eligible Borrower First Lien Advances and Eligible Borrower Second Lien Advances outstanding on such date. As an example, on a given date, assume there are two Eligible Borrower First Lien Advances outstanding and no Eligible Borrower Second Lien Advances outstanding. One Eligible Borrower First Lien Advance has a Net Amount of $100 and a remaining term of 1.5 years; the other Eligible Borrower First Lien Advance has a Net Amount of $50 and a remaining term of 3.4 years. The Maximum Weighted Average Remaining Term on such date would be calculated as follows: [($100 x 1.5 years) + ($50 x 3.4 years)] / $150 = 2.13 years.

“Mortgage Assignments” is as defined in Section 7.4.3.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Amount” means, with respect to Borrower Advances by a Borrower to a Customer outstanding on any date of determination:

(a)       with respect to any Borrower Loan Advances, the sum of (i) the aggregate unpaid principal balance of such Borrower Loan Advances on such date (excluding any interest, fees or deferred expenses in respect of such Borrower Loan Advances that are paid in kind by capitalizing such interest or fees and adding the same to the principal balance of such Borrower Loan Advances), minus (ii) the aggregate amount of participations (whether or not funded) in such Borrower Advances that have been sold by such Borrower on or before such date (it being understood that no such participations are permitted under this Agreement), minus (iii) the amount of Collections in respect of such Borrower Advances that have not yet been applied to reduce the Net Amount of such Borrower Advances on or before such date, or

(b)       with respect to any Borrower Royalty Receivable Advances, the lesser of (i) the GAAP carrying value for such Borrower Royalty Receivable Advance set forth in the most recent financial statements delivered to Agent by Borrowers pursuant to this Agreement and (ii) (A) the aggregate purchase price paid by a Borrower to acquire the applicable Borrower Royalty Receivable, minus (B) the aggregate amount of participations (whether or not funded) in such Borrower Advances that have been sold by such Borrower on or before such date (it being understood that no such participations are permitted under this Agreement).

“Notice of Borrowing” means a Notice of Borrowing to be provided by Borrower Agent to request a Borrowing of Revolver Loans, in form satisfactory to Agent.

“Obligations” means all (a) principal of and premium, if any, on the Loans, (b) interest, expenses, fees, indemnification obligations, reimbursement obligations, Extraordinary Expenses and other amounts payable by Obligors under the Loan Documents, (c) Secured Bank Product Obligations, and (d) all other Debts, covenants, duties, obligations and liabilities of any kind (including Contingent Obligations) owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.

“Obligor” means each Borrower, each Guarantor, or other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Agent on its assets to secure any Obligations.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Operating Account” means a Deposit Account maintained by a Borrower into which no Collections are remitted or received. On the Closing Date, the Borrowers maintain the following Operating Accounts: those certain account numbers ending in 9158 and 7614 maintained by Holdings at Wells Fargo Bank, National Association) and that certain account number ending in 4789 maintained by SWK at State Bank.

“Ordinary Course of Business” means, with respect to any transaction involving any Person, the ordinary course of such Person’s business, as conducted by such Person in accordance with past practices and undertaken by such Person in good faith and not for the purpose of evading any covenant or restriction in any Loan Document.

“Organic Documents” means with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

“Osphena Transaction Documents” means, collectively, those certain Note Purchase Agreements, dated July 9, 2013, among QuatRx Pharmaceuticals Company, Ospemefine Royalty Sub LLC and certain note purchasers, including SWK, and each other Transaction Document entered into in connection therewith, as the same are in effect on the Closing Date.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Overadvance” is as defined in Section 2.1.5.

“Overadvance Loan” means a Revolver Loan made when an Overadvance exists or is caused by the funding thereof.

“Participant” is as defined in Section 12.2.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

“Payment Right” means all rights of Borrowers to the payment of money from one or more Customers (whether any of such rights constitutes or is evidenced by an Account, Chattel Paper, Instrument, Document, General Intangible, Supporting Obligation, Payment Intangible or Letter-of- Credit Right), including all rights to the repayment of Borrower Advances and all rights to payment in respect of Borrower Royalty Receivables.

“Permitted Intercreditor Arrangement” means, with respect to any Eligible Borrower First Lien Advance, an arrangement pursuant to which a Borrower permits the Customer with respect to an Eligible Borrower First Lien Advance to obtain accounts receivable and/or inventory financing on terms satisfactory to Agent (and in all events with advance rates of no more than 85% with respect to the accounts receivable or inventory of such Customer) from a financial institution other than a Borrower, provided that (i) such arrangement (including the terms of the proposed financing to be provided by such other financial institution) has been approved by Agent in writing, (ii) such Borrower and such other financial institution have entered into an intercreditor agreement on a form previously approved by Agent or otherwise in form and substance satisfactory to Agent, and (iii) such other financial institution has a lien senior to the lien of the applicable Borrower only on accounts receivable, inventory and related assets and the applicable Borrower has a lien on all other Customer Collateral that is senior to the liens of such other financial institution.

“Permitted Liens” is as defined in Section 9.2.2.

“Permitted Purchase Money Debt” means Purchase Money Debt of a Borrower that is unsecured or secured only by a Purchase Money Lien, not to exceed $250,000 in the aggregate for all Borrowers at any time and subject to the limitations set forth in Section 9.3.

“Person” means any individual, corporation, limited liability company, partnership, limited liability partnership, joint stock company, joint venture, association, trust, unincorporated organization, governmental authority or other entity.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

“Pledge Agreement” means that certain Pledge Agreement dated the Closing Date by and between Agent and Holdings and acknowledged by SWK.

“Pro Rata” means with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) while Revolver Commitments are outstanding, by dividing the amount of such Lender’s Revolver Commitment by the aggregate amount of all Revolver Commitments; and (b) at any other time, by dividing the amount of such Lender’s Loans by the aggregate amount of all outstanding Loans.

“Properly Contested” means with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review; and (g) if such contest is abandoned, settled, or determined adversely (in whole or in part) to such Obligor, such Obligor forthwith pays such amounts and all penalties, interest, and other amounts due in connection therewith. Only that portion of a Debt or Tax which is in dispute may be deemed Properly Contested.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Protective Advances” is as defined in Section 2.1.6.

“Purchase Money Debt” means Debt (including Capitalized Lease Obligations and excluding the Obligations) for payment of any of the purchase price of fixed assets and Debt (including Capitalized Lease Obligations and excluding the Obligations) incurred within 10 days before or after acquisition of any fixed assets for the purpose of financing such purchase price.

“Purchase Money Lien” means a Lien that secures Purchase Money Debt and that encumbers only the fixed assets acquired with such Purchase Money Debt and that constitutes a capital lease or a purchase money security interest under the UCC.

“Qualified ECP” means an Obligor that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1 a(18)(A)(v)(II) of such act.

“Remedies” means all remedies, privileges and powers of Borrowers that are exercisable by Borrowers under the Transaction Documents or Applicable Law to enforce any rights of the applicable Borrowers under such Transaction Documents, including, in the case of Borrower Royalty Receivable Advances, all remedies, privileges and powers of Borrowers that are exercisable by Borrowers under the underlying Royalty Purchase Documents and license agreements with respect to which the related Royalty Payments are due.

“Report” is as defined in Section II(c) on Exhibit D.

“Required Lenders” means two or more Lenders (subject to Section 4.2) having (a) Revolver Commitments in excess of 50% of the aggregate Revolver Commitments; and (b) if the Revolver Commitments have terminated, Loans in excess of 50% of all outstanding Loans; provided, however, that the Commitments and Loans of any Defaulting Lender shall be excluded from such calculation and at any time there is one Lender only, such Lender shall constitute the Required Lenders.

“Required Supermajority Lenders” means two or more Lenders (subject to Section 4.2) having (a) Revolver Commitments in excess of 66 2/3% of the aggregate Revolver Commitments; and (b) if the Revolver Commitments have terminated, Loans in excess of 66 2/3% of all outstanding Loans; provided, however, that the Commitments and Loans of any Defaulting Lender shall be excluded from such calculation and at any time there is one Lender only, such Lender shall constitute the Required Supermajority Lenders.

“RESPA” means the Real Estate Settlement Procedures Act, 12 U.S.C. §§ 2601-2617, as amended.

“Restrictive Agreement” means an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

“Revolver Commitment” means, for any Lender, its obligation to make Revolver Loans up to the maximum principal amount shown on Schedule 1-B, as hereafter modified pursuant to Section 2.1.7 or an Assignment and Acceptance to which it is a party. “Revolver Commitments” means the aggregate amount of such commitments of all Lenders.

“Revolver Loan” means a loan made pursuant to Section 2.1, and any Swingline Loan, Overadvance Loan or Protective Advance.

“Revolver Termination Date” means June 29, 2021.

“Royalties” means all royalties, fees, expense reimbursements and other amounts payable by an Obligor under a license.

“Royalty Payments” means, collectively, all royalties, fees, expense reimbursements and other amounts payable to a particular Royalty Seller (or a Borrower as assignee of a Royalty Seller) under a license.

“Royalty Purchase Agreement” means a Royalty Purchase Agreement, substantially in the form attached to the Certificate Regarding Forms of Transaction Documents, or another agreement in form and substance satisfactory to Agent in all respects, pursuant to which a Borrower acquires from a Royalty Seller, and such Royalty Seller sells and assigns to such Borrower, all or a specified portion of its right, title and interest in and to certain Royalty Payments payable to such Royalty Seller.

“Royalty Purchase Documents” means, with respect to any Royalty Payments (or any percentage of Royalty Payments) acquired by a Borrower from a Royalty Seller, (i) the Royalty Purchase Agreement between such Borrower and such Royalty Seller, (ii) the UCC-1 financing statement naming each applicable Royalty Seller as debtor and such Borrower as secured party and identifying the “Collateral” as all of the Borrower Royalty Receivables acquired by such Borrower pursuant to such Royalty Purchase Agreement, and (iii) each other document or agreement evidencing or relating to the Borrower Royalty Receivables of such Royalty Payments (or percentages thereof) from such Royalty Seller.

“Royalty Seller” means any Person from which a Borrower acquires any right, title or interest in any Royalty Payments.

“Sanctioned Country” means, at any time, a country, region or territory that is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person located, organized, incorporated or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Secured Bank Product Obligations” means Debt, obligations and other liabilities with respect to Bank Products owing by an Obligor or Subsidiary to a Secured Bank Product Provider; provided, that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.

“Secured Bank Product Provider” means (a) State Bank or any of its Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product, provided such provider delivers written notice to Agent, in form and substance satisfactory to Agent, within 10 days following the later of the Closing Date or creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section XII of Exhibit D.

“Secured Parties” means Agent, Lenders and Secured Bank Product Providers.

“Security Documents” means the Borrower Assignment Agreement, the Guaranties, deposit account control agreements, the Pledge Agreement, securities account control agreements, any commodity account control agreements (or, without limitation, other agreements providing Agent “control” (as contemplated by Section 9-104 of the UCC) of a deposit account, securities account, commodity account or similar account), and all other documents, instruments and agreements now or hereafter securing or perfecting (or given with the intent to secure or perfect) any Obligations.

“Senior Officer” means the chairman of the board, president, chief executive officer, chief financial officer or treasurer of Borrower or, if the context requires, an Obligor.

“Settlement Report” means a report summarizing Revolver Loans outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Revolver Commitments.

“Solvent” means, as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

“State Bank” means State Bank and Trust Company, a Georgia banking corporation, and its successors and assigns.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity in which that Person directly or indirectly owns or controls more than 50% of the Equity Interests or more than 50% of the voting power of such corporation, partnership, limited liability company or other entity. In the context of the Obligors, Subsidiary also means any entity at least 50% of whose voting power or Equity Interests are owned by an Obligor or any combination of Obligors (including indirect ownership by an Obligor through other entities in which such Obligor directly or indirectly owns 50% of the voting power or Equity Interests).

“Swap Obligations” means, with respect to any Obligor, its obligations under a Hedging Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Loan” means any Borrowing of Revolver Loans funded with Agent’s funds, until such Borrowing is settled among Lenders or repaid by Borrowers.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Transaction Documents” means, collectively, all instruments, agreements, documents and other writings that now or hereafter (i) evidence any Borrower Advance or other Payment Right, including all promissory notes and loan agreements, (ii) secure (whether by the grant or conveyance of a security interest, Lien or other encumbrance) or perfect any Borrower’s Lien in any Payment Right, including all security agreements, UCC-1 financing statements, mortgages, security deeds, trust deeds, pledge agreements, lease agreements, conditional sales agreements, negative pledge agreements, and assignments, (iii) guarantee the payment or performance of all or any part of any Payment Right owing by a Customer, including all guaranties, support or contribution agreements, letters of credit, indemnifications and repurchase agreements and (iv) are at any time executed and delivered by any Person in connection with or relating to any Payment Right. Without limiting the generality of the foregoing, the term “Transaction Documents” shall mean and include all Customer Credit Agreements, all Royalty Purchase Documents (if applicable), all documents assigned pursuant to the Borrower Assignment Agreement (including UCC financing statements), all landlord waivers or agreements, mortgagee waivers or agreements, warehousemen agreements, processor agreements, lockbox, deposit account control agreements or other dominion account agreements, intercreditor or subordination agreements and estoppel certificates, whether the foregoing are executed and delivered by a Customer, any guarantor or surety of a Payment Right or any other Person.

“Transferee” means any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

“TRT Transaction Document” means that certain Royalty Purchase Agreement dated as of June ___, 2013, between Tissue Regeneration Therapeutics, Inc. and SWK, and each other Transaction Document entered into in connection therewith, as the same are in effect on the Closing Date.

“Type” means any type of a Loan (i.e., Base Rate Loan or LIBOR Index Loan) that has the same interest option.

“UCC” means the Uniform Commercial Code as in effect in the State of Georgia or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

“UFCA” is as defined in Section 5.12.3.

“UFTA” is as defined in Section 5.12.3.

“Upstream Payment” means a Distribution by a Subsidiary of a Borrower to such Borrower.

1.2               Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in such change, the change is disclosed to Agent, and Section 9.3 is amended in a manner satisfactory to Required Lenders to take into account the effects of the change.

1.3               Uniform Commercial Code. All other terms contained in this Agreement shall have, when the context so indicates, the meanings provided for by the UCC to the extent the same are used or defined therein. Without limiting the generality of the foregoing, the following terms shall have the meaning ascribed to them in the UCC: Account, Chattel Paper, Commercial Tort Claim, Commodity Account, Deposit Account, Document, Electronic Chattel Paper, Equipment, Fixtures, Goods, General Intangible, Instrument, Inventory, Investment Property, Letter-of-Credit Right, Payment Intangible, Proceeds, Securities Account, Software and Supporting Obligations.

1.4               Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day means time of day at Agent’s notice address under Section 13.3.1; or (g) discretion of Agent or any Lender mean the sole and absolute discretion of such Person. The recitals and preamble hereto are incorporated by reference and shall be deemed an integral part of this Agreement. All calculations of value, fundings of Loans and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best of Borrowers’ knowledge” or words of similar import are used in any Loan Documents, it means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.

SECTION 2.             CREDIT FACILITIES

2.1               Revolver Commitment

2.1.1          Revolver Loans. Each Lender agrees, severally on a Pro Rata basis up to its Revolver Commitment, on the terms set forth herein, to make Revolver Loans to Borrowers from time to time through the Commitment Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Revolver Loan if the unpaid balance of Revolver Loans outstanding at such time (including the requested Loan) would exceed the Borrowing Base.

2.1.2          Revolver Notes. The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, Borrowers shall deliver a promissory note to such Lender evidencing the Borrowers obligations in respect of the Revolver Commitments of such Lender.

2.1.3          Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrowers solely (a) to make Borrower Advances on and after the Closing Date in the Ordinary Course of Business of Borrowers; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for working capital and other lawful corporate purposes of Borrowers not inconsistent with the terms of this Agreement. Borrowers will not request any Loan, and Borrower will not use, and its directors, officers, employees and agents will not use, the proceeds of any Loan (a) in the furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in an European Union member state or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

2.1.4          Termination of Revolver Commitments.

(a)       The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 15 Business Days prior written notice to Agent, Borrowers may, at their option, terminate the Revolver Commitments and this credit facility. Any notice of termination given by Borrowers shall be irrevocable. On the termination date, Borrowers shall make Full Payment of all Obligations.

(b)       Concurrently with any termination of the Revolver Commitments, for whatever reason (including an Event of Default), Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, and as liquidated damages for loss of bargain (and not as a penalty), an amount equal to (i) if the termination occurs during the first or second Loan Year, 1.0% (less 4.17 basis points per month for each month during the first two Loan Years that has passed prior to such termination) of the Revolver Commitments; and (ii) if it occurs thereafter, 0.5% (less 4.17 basis points per month for each month after the end of the second Loan Year that has passed prior to such termination) of the Revolver Commitments. No termination charge shall be payable if (x) termination occurs on the Revolver Termination Date or (y) termination occurs in connection with Full Payment of the Obligations using proceeds of a refinancing credit facility with a commitment amount of not less than $60,000,000 and in which State Bank is given the opportunity but declines to participate.

(c)       Notwithstanding the forgoing, Borrowers may terminate the Revolver Commitments and this credit facility, upon not less than 15 Business Days prior written notice to Agent, without the payment of the liquidated damages provided for in Section 2.1.4, in the event that Agent exercises its discretion (in lieu of relying on specific exclusionary or reserve language in this Agreement) in relation to the imposition of any Availability Reserve, the determination of eligibility of Borrower Advances for inclusion in the Borrowing Base, or any reduction in the advance rates applicable under the definition of Borrowing Base, the result of which on any date of such exercise of reasonable credit judgment is to reduce the Borrowing Base by an amount greater than twenty-five percent (25%) of the aggregate Revolver Commitments on such date.

2.1.5          Overadvances. If the aggregate Revolver Loans exceed the Borrowing Base (“Overadvance”) at any time, the excess amount shall be payable by Borrowers on demand by Agent, but all such Revolver Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by Agent to exceed an amount equal to the greater of (x) $3,000,000 or (y) ten percent (10%) of the Commitments at such time; and (b) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than an amount equal to the greater of (x) $1,500,000 or (y) five percent (5%) of the Commitments at such time, and (ii) does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause the outstanding Revolver Loans to exceed the aggregate Revolver Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section or authorized to enforce any of its terms.

2.1.6          Protective Advances. Agent shall be authorized, in its discretion, notwithstanding whether any conditions in Section 6 have been satisfied and without regard to the aggregate Commitments, to make Revolver Loans (“Protective Advances”) (a) up to an aggregate amount of the greater of (x) $2,000,000 or (y) ten percent (10%) of the Commitments at any time, if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectibility or repayment of Obligations; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including costs, fees and expenses. Each Lender shall participate in each Protective Advance on a Pro Rata basis. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances under clause (a) by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.

2.1.7          Increase in Revolver Commitments. Borrowers may request an increase in Revolver Commitments from time to time upon notice to Agent, as long as (a) the requested increase is in a minimum amount of $5,000,000 and is offered on the same terms as existing Revolver Commitments, except for fees specified in the Fee Letter, (b) total increases under this Section do not exceed $15,000,000 and no more than three (3) increases are made, and (c) Required Lenders consent in writing to such increase. Agent shall promptly notify Lenders of the requested increase and, within 10 Business Days thereafter, each Lender shall notify Agent if and to what extent such Lender commits to increase its Revolver Commitment. Any Lender not responding within such period shall be deemed to have declined an increase. If Lenders fail to commit to the full requested increase, Eligible Assignees may issue additional Revolver Commitments and become Lenders hereunder. Agent may allocate, in its discretion, the increased Revolver Commitments among committing Lenders and, if necessary, Eligible Assignees. Provided the conditions set forth in Section 6.2 are satisfied, total Revolver Commitments shall be increased by the requested amount (or such lesser amount committed by Lenders and Eligible Assignees) on a date agreed upon by Agent and Borrowers. Agent, Borrowers, and the new and existing Lenders shall execute and deliver such documents and agreements as Agent deems appropriate to evidence the increase in and allocations of Revolver Commitments. On the effective date of an increase, the exposures under the Revolver Commitments shall be reallocated among Lenders, and settled by Agent as necessary, in accordance with Lenders’ adjusted shares of such commitments.

2.2               [Reserved]

SECTION 3.             INTEREST, FEES AND CHARGES

3.1               Interest

3.1.1          Rates and Payment of Interest.

(a)                Subject to Section 3.1.1(b) below, the Obligations shall bear interest at the Daily LIBOR Rate in effect from time to time, plus the Applicable Margin, or in Agent’s discretion at any time that Agent determines that (i) it is not reasonably possible to determine the Daily LIBOR Rate, (ii) that the Daily LIBOR Rate is no longer available, or (iii) it is no longer lawful for any Lender to make Loans at any rate based on the Daily LIBOR Rate, the Base Rate in effect from time to time, plus the Applicable Margin. Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable, until paid by Borrowers. If a Loan is repaid on the same day made, one day’s interest shall accrue. The Daily LIBOR Rate on the date hereof is 2.09213% per annum and, therefore, the rate of interest in effect on the date hereof, expressed in simple interest terms, is 5.34213% per annum for LIBOR Index Loans.

(b)               During an Insolvency Proceeding with respect to any Obligor, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment). Each Borrower acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders for this.

(c)                Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each calendar month; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date or the date the Obligations are accelerated pursuant to the terms of this Agreement. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

(d)               Without limiting the generality of Section 4.1.1(b), unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations constituting interest shall be deemed to be a request for Revolver Loans on the due date, in the amount of such Obligations. The proceeds of such Revolver Loans shall be disbursed as direct payment of the relevant Obligation. In addition, Agent may, at its option, charge such Obligations against any operating, investment or other account of a Borrower maintained with Agent or any of its Affiliates.

3.1.2          [Reserved]

3.1.3          Types of Loans. Except as otherwise provided in this Agreement, including pursuant to Section 3.1.4, 3.5 or 3.6, all Loans shall be made as LIBOR Index Loans.

3.1.4          Interest Rate Not Ascertainable. If Agent shall determine that on any date for determining LIBOR, due to any circumstance affecting the London interbank market, adequate and fair means do not exist for ascertaining such rate on the basis provided herein, then Agent shall immediately notify Borrower Agent of such determination and all LIBOR Index Loans shall be converted to Base Rate Loans. Until Agent notifies Borrower Agent that such circumstance no longer exists, all future Loans will be Base Rate Loans.

3.2               Fees

3.2.1          Unused Line Fee. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to 0.50% per annum times the amount by which the Revolver Commitments exceed the average daily balance of Revolver Loans during any month. Such fee shall be payable in arrears, on the first day of each month and on the Commitment Termination Date.

3.2.2          Agent Fees. Borrowers shall pay to Agent, for its own account, the fees described in the Fee Letter. Borrowers shall also pay to Agent its standard wire fee for each outgoing wire made by Agent at the request of Borrowers.

3.3               Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.8 or 5.9, submitted to Borrower Agent by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4               Reimbursement Obligations. Obligors shall reimburse Agent and Lenders for all Extraordinary Expenses. Obligors shall also reimburse Agent for all legal (to the extent reasonable), accounting, appraisal, consulting, and other fees, costs and expenses incurred by any of them in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 9.1.2(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Agent’s personnel or a third party. All legal (to the extent reasonable), accounting and consulting fees shall be charged to Borrowers by Agent’s and Lenders’ respective professionals at their full hourly rates, regardless of any reduced or alternative fee billing arrangements that Agent, any Lender or any of their Affiliates may have with such professionals with respect to this or any other transaction; provided, that the foregoing shall in no way limit Obligors’ obligations to reimburse Agent or Lenders as provided for elsewhere in the Loan Documents, including reimbursement of Extraordinary Expenses pursuant to this Section 3.4 and reimbursements contemplated pursuant to Section 9.1.2. All amounts payable by Obligors under this Section shall be due on demand. All amounts payable by Obligors under this Section shall be due on demand.

3.5               Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any governmental authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Index Loans, or to determine or charge interest rates based upon the Daily Libor Rate, or any governmental authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Agent, all LIBOR Index Loans shall immediately be converted to Base Rate Loans and all future Loans shall be Base Rate Loans. Upon any such conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6               Inability to Determine Rates. If Required Lenders notify Agent for any reason in connection with a request for a Borrowing of a LIBOR Index Loan that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount for a one-month period, (b) adequate and reasonable means do not exist for determining LIBOR for a one-month period, or (c) LIBOR for a one-month period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then Agent will promptly so notify Borrower Agent and each Lender. Thereafter, all LIBOR Index Loans of Lenders shall immediately be converted to Base Rate Loans and all future Loans shall be Base Rate Loans. Upon receipt of such notice, Borrower Agent may revoke any pending request for a Borrowing of a LIBOR Index Loan or, failing that, will be deemed to have submitted a request for a Base Rate Loan.

3.7               Increased Costs; Capital Adequacy

3.7.1          Change in Law. If any Change in Law shall:

(a)                impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (including any reserve requirement);

(b)               subject any Lender to any Tax with respect to any Loan or Loan Document, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.9 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(c)                impose on any Lender or interbank market any other condition, cost or expense affecting any Loan, Loan Document, or Commitment;

and the result thereof shall be to increase the cost to such Lender of making or maintaining any Loan or Commitment, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

3.7.2          Capital Adequacy. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or holding company’s capital as a consequence of this Agreement, or such Lender’s Commitments or Loans, to a level below that which such Lender or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s and holding company’s policies with respect to capital adequacy and liquidity), then from time to time Borrowers will pay to such Lender such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

3.7.3          Compensation. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender for any increased costs incurred or reductions suffered more than 180 days prior to the date that the Lender notifies Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.8               Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay additional amounts with respect to a Lender under Section 5.9, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. Notwithstanding anything to the contrary set forth herein, no Participant shall be entitled to receive additional amounts under Section 3.7 or Section 5.9 or indemnification in amounts in excess of those the participating Lender would have been entitled to receive in respect of the amount of participation transferred to such Participant had no such participation occurred.

3.9               [Reserved]

3.10            Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4.             LOAN ADMINISTRATION

4.1               Manner of Borrowing and Funding Revolver Loans

4.1.1          Notice of Borrowing.

(a)                Whenever Borrowers desire funding of a Borrowing of Revolver Loans, Borrower Agent shall give Agent a Notice of Borrowing signed by a Senior Officer, which shall be in such form as may be required by Agent (and which notice may be given electronically subject to the limitations set forth in Section 13.3.2) and which shall specify the account of Borrowers into which the proceeds of such Revolver Loans should be disbursed. Such notice must be received by Agent no later than 11:00 a.m. on the Business Day of the requested funding date. Notices received after 11:00 a.m. shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing and (B) the requested funding date (which must be a Business Day).

(b)               Unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for Revolver Loans on the due date, in the amount of such Obligations. The proceeds of such Revolver Loans shall be disbursed as direct payment of the relevant Obligation. In addition, Agent may, at its option, charge such Obligations against any operating, investment or other account of a Borrower maintained with Agent or any of its Affiliates.

(c)                If Borrowers establish a controlled disbursement account with Agent or any Affiliate of Agent, then the presentation for payment of any check, ACH or electronic debit, or other payment item at a time when there are insufficient funds to cover it shall be deemed to be a request for Revolver Loans on the date of such presentation, in the amount of such payment item. The proceeds of such Revolver Loans may be disbursed directly to the controlled disbursement account or other appropriate account.

4.1.2          Fundings by Lenders. Each Lender shall timely honor its Revolver Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans that is properly requested hereunder. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 12:00 noon on the proposed funding date for Base Rate Loans or LIBOR Index Loans. Each Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 2:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which case Lender shall fund its Pro Rata share by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the proceeds of the Revolver Loans as directed by Borrower Agent. Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of any Borrowing or of any settlement pursuant to Section 4.1.3(b) is not received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing.

4.1.3          Swingline Loans; Settlement.

(a)                Agent may, but shall not be obligated to, advance Swingline Loans to Borrowers, up to an aggregate outstanding amount of $5,000,000, unless the funding is specifically required to be made by all Lenders hereunder. Each Swingline Loan shall constitute a Revolver Loan for all purposes, except that payments thereon shall be made to Agent for its own account. The obligation of Borrowers to repay Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note.

(b)               Settlement of Swingline Loans and other Revolver Loans among Lenders and Agent shall take place on a date determined from time to time by Agent (but at least weekly), in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by Borrower Agent or any provision herein to the contrary. Each Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Swingline Loan may not be settled among Lenders hereunder, then each Lender shall be deemed to have purchased from Agent a Pro Rata participation in such Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefor.

4.1.4          Notices. Borrowers may request Loans and transfer funds based on telephonic or e-mailed instructions to Agent (subject to the limitations set forth in Section 13.3.2). Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing but if it differs materially from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions (subject to the limitations set forth in Section 13.3.2) from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.

4.2               Defaulting Lender

4.2.1          Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations to fund or participate in Loans, to share in fees or for any other determination permitted hereunder, Agent may exclude the Commitments and Loans of any Defaulting Lender(s) from the calculation of Pro Rata shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 13.1.1(b).

4.2.2          Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Agent may apply such amounts to the Defaulting Lender’s defaulted obligations, use the funds to Cash Collateralize such Lender’s Fronting Exposure, or readvance the amounts to Borrowers hereunder. A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of its Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1.

4.2.3          Cure. Borrowers and Agent may agree in writing that a Lender is no longer a Defaulting Lender. At such time, Pro Rata shares shall be reallocated without exclusion of such Lender’s Commitments and Loans, and all outstanding Revolver Loans and other exposures under the Revolver Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Lender) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrowers and Agent, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender.

4.3               [Reserved]

4.4               Borrower Agent. Each Borrower and each other Obligor hereby designates SWK (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans, delivery or receipt of communications, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. Agent and Lenders may give any notice or communication with an Obligor hereunder to Borrower Agent on behalf of such Obligor. Each of Agent and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Obligor agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.

4.5               One Obligation. The Loans and other Obligations constitute one general obligation of Borrowers and the other Obligors and are secured by Agent’s Lien (for the benefit of the Secured Parties) on all Collateral.

4.6               Effect of Termination. On the effective date of any termination of the Commitments, all Obligations shall be immediately due and payable. All undertakings of Borrowers contained in the Loan Documents shall survive any termination, and Agent shall retain its Liens in the Collateral for the benefit of the Secured Parties and all of its rights and remedies under the Loan Documents until Full Payment of the Obligations. Notwithstanding Full Payment of the Obligations, Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Agent may incur as a result of the dishonor or return of any check, draft or other item of payment applied to Obligations, Agent receives (a) a written agreement satisfactory to Agent, executed by Borrowers and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from such damages; and (b) such Cash Collateral as Agent, in its discretion, deems appropriate to protect against such damages. Sections 3.4, 3.6, 3.7, 3.8, 3.10, 5.5, 5.9, 5.10, 11, 13.2 and this Section 4.6, and the obligation of each Obligor and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.

SECTION 5.             PAYMENTS

5.1               General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 1:00 p.m. on the due date. Any payment after such time shall be deemed made on the next Business Day.

5.2               Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium. Payments with respect to Borrower Advances, payments in respect of Borrower Royalty Receivables, collections from proceeds of Customer Collateral securing Borrower Advances, collections from proceeds of Collateral and the net proceeds of any asset disposition (collectively, “Collections”), whether paid or received in cash or in the form of a check, draft or other item of payment, shall be applied to the Revolver Loans. Notwithstanding anything herein to the contrary, if an Overadvance exists, Borrowers shall, on the sooner of Agent’s demand or the first Business Day after any Borrower has knowledge thereof, repay the outstanding Revolver Loans in an amount sufficient to reduce the principal balance of Revolver Loans to the Borrowing Base. Borrowers will direct all payments made by any Customer with respect to Borrower Advances or licensee or other payor with respect to any Borrower Royalty Receivables to a Dominion Account on a daily basis. Agent will apply all proceeds received in each Dominion Account to the Obligations each Business Day in accordance with Section 5.7.

5.3               Payment of Other Obligations. Obligations other than Loans, including Extraordinary Expenses, shall be paid by Borrowers (and the other Obligors, as applicable) as provided in the Loan Documents or, if no payment date is specified, on demand.

5.4               Payments on Borrower Advances; Dominion Accounts; Joint Royalty Accounts.

(a)       Subject to Section 9.1.15, Borrowers have advised Agent and Lenders that all Collections in respect of Borrower Loan Advances will be made directly to a Dominion Account and that, except as described on Schedule 5.4-A and Schedule 5.4-B, all Collections in respect of Borrower Royalty Receivable Advances will be made directly to a Dominion Account. Borrowers shall request in writing and otherwise take all necessary steps to ensure that all Collections (other than Collections in respect of the Borrower Royalty Receivable Advances described on Schedule 5.4-B, which shall be governed by Section 5.4(a)(i) below) are made directly (or, in the case of Collections in respect of the Borrower Royalty Receivable Advances described on Schedule 5.4-A, pursuant to a standing wire transfer instructions from the Joint Royalty Account into which such Collections are directly paid) to a Dominion Account (or a lockbox relating to a Dominion Account). Agent shall have the right, at any time and whether or not an Event of Default exists, to contact directly any or all Collections Paying Parties to ensure that all Collections paid or to be paid by such Collections Paying Parties are directed to Agent or as provided in this Section. If any Borrower or Subsidiary receives any Collections, it shall hold the same in trust and as agent for Agent (and the same shall not be commingled with Borrowers’ other funds) and promptly (and in all events within ten (10) Business Days) deposit same into a Dominion Account. All such Collections shall be the exclusive property of Agent upon the earlier of the receipt thereof by Agent or by Borrowers. All funds in each Dominion Account shall be swept on a daily basis to Agent. Agent shall be entitled to apply immediately to the Obligations any wire transfer, check or other item of payment received by Agent. Interest shall continue accruing on the amount of any wire transfer, check, draft or other item of payment for one (1) Business Day after the date that the proceeds of such wire transfer, check, draft or other item of payment become good, collected funds received by Agent and are applied to the Obligations. Borrowers irrevocably waive the right to direct the application of any and all payments and collections at any time or times hereafter received by Agent from or on behalf of Borrowers, and Borrowers do hereby irrevocably agree that Agent shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Agent or its agent against the Obligations in such manner as set forth herein (or otherwise as Agent elects). Notwithstanding the foregoing, Borrowers shall be permitted to:

(i)       allow Collections payable pursuant to the Cambia Transaction Documents to be remitted to and maintained in that certain deposit account no. 1317607-22 jointly maintained by SWK and APR Applied Pharma Research S.A. with Credit Suisse (Switzerland) Ltd., and Borrowers hereby covenant to remit any Collections payable to Borrowers that are deposited into such deposit account to a Dominion Account maintained at State Bank within ten (10) Business Days of the day that such Collections are received; and

(ii)       allow Collections payable to or for the benefit of Borrowers pursuant to the Osphena Transaction Documents to be remitted to and maintained in that certain Securities Account no. 5574-5588 maintained by SWK with Wells Fargo Clearing Services, LLC so long as (A) such Securities Account is subject to a springing Securities Account control agreement satisfactory to Agent in all respects and (B) any Collections remitted into such Securities Account are deposited or otherwise transferred by Borrowers to a Dominion Account maintained at State Bank within ten (10) Business Days of the day that such Collections are received. Following the occurrence and continuance of an Event of Default, Agent is authorized to provide a notice of full dominion and control in relation to such Securities Account, and Borrowers shall cooperate with Agent in relation to any request to move the underlying securities on deposit in such account to a replacement securities or deposit account designated by Agent.

(b)       Without limiting the generality of the foregoing subsection in any respect, Borrowers shall issue (or cause the appropriate Person to issue) an irrevocable standing instruction to the applicable depository institution to wire transfer to a Dominion Account maintained at State Bank on each Business Day all Collections owned by Borrowers that are received in each Joint Royalty Account. Borrowers shall not change (or permit any Person to change) any standing instructions governing any Joint Royalty Account without the prior written consent of Agent. To the extent that the agreements governing a Joint Royalty Account do not permit for such an instruction to be irrevocable, or if Borrowers obtain knowledge that any such instruction has been changed or is not being complied with on a timely basis, Borrowers shall, on each Business Day, manually wire transfer to a Dominion Account maintained at State Bank all such Collections. If the agreements governing a Joint Royalty Account do not permit Borrowers to initiate such wire transfers or if the owner or co-owner of any Joint Royalty Account fails to take such action as is required to allow Borrowers to initiate such transfers, then Borrowers will promptly notify Agent of the same and shall provide sufficient detail with respect thereto as Agent may request.

(c)       Borrowers shall maintain the Dominion Accounts pursuant to lockbox or other arrangements acceptable to Agent. Borrowers shall obtain an agreement (in form and substance satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in (for the benefit of the Secured Parties) the applicable lockbox or Dominion Account, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. Agent may require immediate transfer of all funds in any Dominion Account not maintained with State Bank to the Dominion Account maintained with State Bank. Agent and Lenders assume no responsibility to Borrowers for any lockbox arrangement or any Dominion Account or Joint Royalty Account, including any claim of accord and satisfaction or release with respect to any check, draft or other item of payment accepted by any bank. Borrowers hereby grant to Agent (for the benefit of the Secured Parties) a Lien upon all items and balances held in any lockbox and any Dominion Account as security for the payment of the Obligations, in addition to and cumulative with the general security interest in all other assets of Obligors (including all Deposit Accounts) as provided elsewhere in this Agreement or any other Loan Document.

5.5               Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Agent or any Lender, or Agent or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.6               Post-Default Allocation of Payments

5.6.1          Allocation. Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a)                first, to all costs and expenses, including Extraordinary Expenses, owing to Agent;

(b)               second, to all amounts owing to Agent on Swingline Loans;

(c)                third, to all Obligations constituting fees (other than Secured Bank Product Obligations);

(d)               fourth, to all Obligations constituting interest (other than Secured Bank Product Obligations);

(e)               fifth, to all Loans and Secured Bank Product Obligations, including Cash Collateralization of Secured Bank Product Obligations; and

(f)                 last, to all other Obligations.

Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. Amounts distributed with respect to any Secured Bank Product Obligations shall be the lesser of the maximum Secured Bank Product Obligations last reported to Agent or the actual Secured Bank Product Obligations as calculated by the methodology reported to Agent for determining the amount due. Agent shall have no obligation to calculate the amount to be distributed with respect to any Secured Bank Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Party. If a Secured Party fails to deliver such calculation within five days following request by Agent, Agent may assume the amount to be distributed is zero. The allocations set forth in this Section are solely to determine the rights and priorities of Agent and Secured Parties as among themselves, and may be changed by agreement among them without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Obligor.

5.6.1          Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.7               Application of Payments

5.7.1          Dominion Account. The entire ledger balance in each Dominion Account shall, on each Business Day, be directed to Agent and applied by Agent to the Obligations at the beginning of the next Business Day. If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers within one (1) Business Day of request therefor by Borrowers. Each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Agent deems advisable.

5.7.2          Insurance and Condemnation Proceeds. Any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be paid to Agent unless (i) such proceeds or awards are received by a Borrower in connection with an insurable event with respect to, or a condemnation of, Customer Collateral, (ii) such Borrower is required to remit such proceeds or awards to the applicable Customer pursuant to the applicable Transaction Documents, and (iii) such Borrower promptly remits such proceeds or awards to such Customer in compliance with such Transaction Documents. Any such proceeds or awards that relate to Inventory (whether constituting assets of a Borrower or Customer Collateral) shall be applied to payment of the Revolver Loans, and then to any other Obligations outstanding. Any proceeds or awards that relate to Equipment, real estate or business interruption insurance shall be applied to Revolver Loans and then to other Obligations.

5.7.3          Reinvestment. If requested by Borrowers in writing within 15 days after Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or real estate (whether constituting assets of a Borrower or Customer Collateral), Borrowers may, or may permit the applicable Customer to, use such proceeds or awards to repair or replace such Equipment or real estate (and until so used, the proceeds shall be held by Agent as Cash Collateral or applied to the Revolver Loans) as long as (i) no Default or Event of Default exists; (ii) no default or event of default exists under the underlying Transaction Documents; (iii) such repair or replacement is promptly undertaken and concluded, in accordance with plans satisfactory to Agent (but in any event concluded within 180 days after the date of such loss); (iv) replacement buildings are constructed on the sites of the original casualties and are of comparable size, quality and utility to the destroyed buildings; (v) the repaired or replaced Property is free of Liens (except in favor of Agent); (vi) Borrowers (or such Customer, if applicable) comply with disbursement procedures for such repair or replacement as Agent may reasonably require; and (vii) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $100,000.

5.8               Loan Account; Account Stated

5.8.1          Loan Account. Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Debt of Borrowers resulting from each Loan from time to time. Any failure of Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Agent may maintain a single Loan Account in the name of Borrower Agent, and each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations.

5.8.2          Entries Binding. Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.9               Taxes

5.9.1          Payments Free of Taxes. All payments by Obligors of Obligations shall be free and clear of and without reduction for any Taxes. If Applicable Law requires any Obligor or Agent to withhold or deduct any Tax (including backup withholding or withholding Tax), the withholding or deduction shall be based on information provided pursuant to Section 5.10 and Agent shall pay the amount withheld or deducted to the relevant governmental authority. If the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by Obligors shall be increased so that Agent or Lenders, as applicable, receives an amount equal to the sum it would have received if no such withholding or deduction (including deductions applicable to additional sums payable under this Section) had been made. Without limiting the foregoing, Obligors shall timely pay all Other Taxes to the relevant governmental authorities.

5.9.2          Payment. Obligors shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Agent and Lenders for any Indemnified Taxes or Other Taxes (including those attributable to amounts payable under this Section) withheld or deducted by any Obligor or Agent, or paid by Agent or any Lender, with respect to any Obligations or Loan Documents, whether or not such Taxes were properly asserted by the relevant governmental authority, and including all penalties, interest and reasonable expenses relating thereto, as well as any amount that a Lender fails to pay indefeasibly to Agent under Section 5.10. A certificate as to the amount of any such payment or liability delivered to Borrower Agent by Agent, or by a Lender (with a copy to Agent), shall be conclusive, absent manifest error. As soon as practicable after any payment of Taxes by an Obligor, Borrower Agent shall deliver to Agent a receipt from the governmental authority or other evidence of payment satisfactory to Agent.

5.10            Lender Tax Information

5.10.1      Status of Lenders. Each Lender shall deliver documentation and information to Agent and Borrower Agent, at the times and in form required by Applicable Law or reasonably requested by Agent or Borrower Agent, sufficient to permit Agent or Borrowers to determine (a) whether or not payments made with respect to Obligations are subject to Taxes, (b) if applicable, the required rate of withholding or deduction, and (c) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes for such payments or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

5.10.2      Documentation. If a Borrower is resident for tax purposes in the United States, any Lender that is a “United States person” within the meaning of section 7701(a)(30) of the Code shall deliver to Agent and Borrower Agent IRS Form W-9 or such other documentation or information prescribed by Applicable Law or reasonably requested by Agent or Borrower Agent to determine whether such Lender is subject to backup withholding or information reporting requirements. If any Foreign Lender is entitled to any exemption from or reduction of withholding tax for payments with respect to the Obligations, it shall deliver to Agent and Borrower Agent, on or prior to the date on which it becomes a Lender hereunder (and from time to time thereafter upon request by Agent or Borrower Agent, but only if such Foreign Lender is legally entitled to do so), (a) IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party; (b) IRS Form W-8ECI; (c) IRS Form W-8IMY and all required supporting documentation; (d) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, IRS Form W-8BEN and a certificate showing such Foreign Lender is not (i) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (ii) a “10 percent shareholder” of any Obligor within the meaning of section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code; or (e) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in withholding tax, together with such supplementary documentation necessary to allow Agent and Borrower Agent to determine the withholding or deduction required to be made.

5.10.3      Lender Obligations. Each Lender shall promptly notify Borrower Agent and Agent of any change in circumstances that would change any claimed Tax exemption or reduction. Each Lender shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Borrowers and Agent for any Taxes, losses, claims, liabilities, penalties, interest and expenses (including reasonable attorneys’ fees) incurred by or asserted against Borrowers or Agent by any governmental authority due to such Lender’s failure to deliver, or inaccuracy or deficiency in, any documentation required to be delivered by it pursuant to this Section. Each Lender authorizes Agent to set off any amounts due to Agent under this Section against any amounts payable to such Lender under any Loan Document.

5.10.4      FATCA. If a payment made to a Lender under this Agreement would be subject to U.S. Federal withholding Tax imposed by FATCA, such Lender shall deliver to Agent, at the time or times prescribed by law and at such time or times reasonably requested by Agent, such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Agent as may be necessary for Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA, applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable) or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the Closing Date.

5.11            Nature and Extent of Each Borrower’s Liability.

5.11.1      Joint and Several Liability. Each Borrower (and each other Obligor) agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations and all agreements under the Loan Documents. Each Borrower (and each other Obligor) agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Obligor, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.

5.11.2      Waiver.

(a)                Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Obligations. It is agreed among each Borrower, Agent and Lenders that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and other extensions of credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b)               Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any real estate by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as non-judicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Agent may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.11.3      Extent of Liability; Contribution.

(a)                Upon payment by any Obligor of any Obligations, all rights of such Obligor against any other Obligor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior Full Payment of the Obligations. In addition, any Debt of any Obligor now or hereafter held by any other Obligor is hereby subordinated in right of payment to the prior Full Payment of the Obligations and unless and until Full Payment of the Obligations has occurred, no Obligor will demand, sue for or otherwise attempt to collect any such Debt. If any amount shall erroneously be paid to any Obligor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such Debt of any Obligor, such amount shall be held in trust for the benefit of the Obligors and shall forthwith be paid to Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting a portion of a Loan made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101 (32) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

(b)               Nothing contained in this Section 5.11 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower) and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and other extensions of credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Loans and other extensions of credit to such Borrower.

(c)                Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each specified Obligor with respect to such Swap Obligation as may be needed by such specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 5.12 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of the Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.11.4      Subordination. Each Borrower and each other Obligor hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations.

SECTION 6.             CONDITIONS PRECEDENT

6.1               Conditions Precedent to Initial Loans. Upon each of the conditions set forth on Exhibit C attached hereto having been satisfied or waived in writing by Agent, the closing date (the “Closing Date”) shall have occurred. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, or otherwise extend credit to Borrowers hereunder, until the Closing Date has occurred.

6.2               Conditions Precedent to All Credit Extensions. Agent and Lenders shall not be required to fund any Loans, increase the Revolver Commitments pursuant to Section 2.1.7 or grant any other accommodation to or for the benefit of Borrowers, unless the following conditions are satisfied:

(a)                No Default or Event of Default shall exist at the time of, or result from, such funding, increase or grant;

(b)               The representations and warranties of each Obligor in the Loan Documents shall be true and correct on the date of, and upon giving effect to, such funding, increase or grant (except for representations and warranties that expressly relate to an earlier date);

(c)                All conditions precedent in any other Loan Document shall be satisfied;

(d)               No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect and no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental authority or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, this Agreement or any of the other Loan Documents or the consummation of the transactions contemplated hereby or thereby; and

(e)               Solely in connection with the first funding of Loans hereunder, (i) Agent shall have received a Borrowing Base Certificate dated as of the date of the proposed funding prepared as of such date or a recent date prior thereto that is acceptable to Agent and (ii) upon giving effect to the initial funding of the Loans, and the payment by Borrowers of all fees and expenses incurred in connection herewith, the repayment of any Debt contemplated to occur on the date of the initial funding and any payables stretched beyond their customary payment practices, Availability shall be at least $17,500,000.

Each request (or deemed request) by Borrowers for funding of a Loan, increase to the Revolver Commitments or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, increase or grant. As an additional condition to any funding, increase or grant, Agent shall have received such other information, documents, instruments and agreements as it deems appropriate in connection therewith. Each representation and warranty contained in this Agreement and the other Loan Documents shall be deemed to be reaffirmed by each Borrower on each day that Borrowers request or are deemed to have requested an extension of credit hereunder, except for changes in the nature of a Borrower’s or, if applicable, any Subsidiary’s business or operations that may occur after the date hereof in the Ordinary Course of Business so long as Agent has consented to such changes or such changes are not violative of any provision of this Agreement.

SECTION 7.             COLLATERAL

7.1               Grant of Security Interest. To secure the prompt payment and performance of all Obligations, each Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all personal Property of such Borrower, including all of the following Property, whether now owned or hereafter acquired, and wherever located: (a) all Accounts; (b) all Chattel Paper, including electronic chattel paper; (c) all Commercial Tort Claims, including those shown on Schedule 7; (d) all Deposit Accounts; (e) all Documents; (f) all General Intangibles, including Intellectual Property; (g) all Goods, including Inventory, Equipment and fixtures; (h) all Instruments; (i) all Investment Property; (j) all Letter-of-Credit Rights; (k) all Supporting Obligations; (l) all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral; (m) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and (n) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing. Without limiting the generality of the foregoing, “Collateral” shall include all of each Borrower’s right, title and interest in, to and under all Borrower Advances, Transaction Documents, Payment Rights, Remedies and Borrower Royalty Receivables.

7.2               Lien on Other Collateral

7.2.1          Deposit and other Accounts. To further secure the prompt payment and performance of all Obligations, each Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all amounts credited to any Deposit Account, Securities Account and Commodity Account of such Borrower, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept. Each Borrower hereby authorizes and directs each bank or other depository to deliver to Agent, upon request, all balances in any Deposit Account, Securities Account and Commodity Account maintained by such Borrower, without inquiry into the authority or right of Agent to make such request. Each Borrower shall take all actions (including the delivery of one or more control agreements) necessary to establish Agent’s control (including through the execution of a deposit account control agreement as required by Agent) of each such Deposit Account (including each Dominion Account and each Operating Account), Securities Account and Commodity Account (other than a Deposit Account exclusively used for payroll, payroll taxes or employee benefits, or an account containing not more than $10,000 at any time). Each Borrower shall be the sole account holder of each Deposit Account (other than the Joint Royalty Accounts) and shall not allow any other Person (other than Agent or, in the case of a Joint Royalty Account, the Person named as the owner or co-owner of such Joint Royalty Account) to have control over a Deposit Account or any Property deposited therein (other than a Deposit Account exclusively used for payroll, payroll taxes or employee benefits). Each Borrower shall promptly notify Agent of any opening or closing of a Deposit Account, Securities Account or Commodities Account and, with the consent of Agent, will amend Schedule 2 to reflect same.

7.2.2          Cash Collateral. Any Cash Collateral may be invested, at Agent’s discretion (and with the consent of Borrowers, as long as no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Borrower, and shall have no responsibility for any investment or loss. Each Borrower hereby grants to Agent, for the benefit of Secured Parties and as security for the Obligations, a security interest in all Cash Collateral held from time to time and all proceeds thereof, whether held in a Cash Collateral Account or otherwise. Agent may apply Cash Collateral to the payment of Obligations as they become due, in such order as Agent may elect. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent, and no Borrower or any other Person shall have any right to any Cash Collateral, until Full Payment of all Obligations.

7.3               [Reserved].

7.4               Other Collateral

7.4.1          Commercial Tort Claims. Borrowers shall promptly notify Agent in writing if any Borrower has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $50,000), shall promptly amend Schedule 7 to include such claim, and shall take such actions as Agent deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent (for the benefit of Secured Parties).

7.4.2          Certain After-Acquired Collateral. Borrowers shall promptly notify Agent in writing if, after the Closing Date, any Borrower obtains any interest in any Collateral consisting of Deposit Accounts, Securities Accounts, Commodity Accounts, Chattel Paper (including tangible Chattel Paper and Electronic Chattel Paper), Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights and, upon Agent’s request, shall promptly take such actions as Agent deems appropriate to effect Agent’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver. If any Collateral is in the possession of a third party, at Agent’s request, Borrowers shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.

7.4.3          Real Estate. Upon request by Agent, the Obligations shall also be secured by collateral assignments of all mortgages, deeds to secure debt or deeds of trust owned by Borrowers securing Borrower Advances, in form and substance satisfactory to Agent in its discretion (collectively, the “Mortgage Assignments”). The Mortgage Assignments shall be duly recorded, at Borrowers’ expense, in each office where such recording is required to constitute a fully perfected Lien on the Real Estate covered thereby. To the extent any Lien on Real Estate is provided by a Customer to a Borrower, such Liens may be released only upon payment in full of all Debts owing by such Customer to such Borrower and termination of any commitment by Borrower to provide financing of any kind to such Customer.

7.5               No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of any Obligor relating to any Collateral (including any Transaction Documents, Borrower Royalty Receivables or Customer Collateral).

7.6               Further Assurances. Promptly upon request, Borrowers shall deliver to Agent or its designee, for the benefit of the Secured Parties, (i) all Instruments and Chattel Paper evidencing a Debt of a Customer to any Borrower, and (ii) UCC-3 financing statement amendments that assign to Agent all financing statements naming a Customer as debtor and any Borrower as secured party, which financing statement amendments may be filed of record by Agent, at its election, at any time that a Default or Event of Default exists. For so long as no Default or Event of Default exists, upon Borrowers’ request therefor, Agent or its designee will deliver to Borrower Agent any Instrument or Chattel Paper evidencing a Debt of a Customer to a Borrower theretofore delivered by Borrowers to Agent pursuant to this Section 7.6 for the purpose of enabling the applicable Borrower (a) to enforce payment of, or otherwise exercise its rights and remedies with respect to, such Instrument or (b) to administer such Instrument or Chattel Paper in the Ordinary Course of Business of such Borrower which, by way of example, may include the modification, amendment, extension, renewal or consolidation of such Instrument or Chattel Paper.

7.7               Continuation of Security Interest. Notwithstanding termination of this Agreement or of Lenders’ commitments to extend Loans hereunder, until Full Payment of all Obligations, Agent shall retain its security interest in all presently owned and hereafter arising or acquired Collateral.

SECTION 8.             REPRESENTATIONS AND WARRANTIES

8.1               General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments and Loans, each Obligor represents and warrants that:

8.1.1          Organization and Qualification. Each Obligor and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Obligor and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect. No Obligor has changed its legal status or the jurisdiction in which it is organized or moved its chief executive office within the five (5) years preceding the Closing Date.

8.1.2          Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor.

8.1.3          Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

8.1.4          Capital Structure. Schedule 4 shows, for each Obligor and Subsidiary, its name, its jurisdiction of organization, its authorized and issued Equity Interests, the holders of its Equity Interests, and all agreements binding on such holders with respect to their Equity Interests. Except as disclosed on Schedule 4, in the five years preceding the Closing Date, no Obligor or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Each Obligor has good title to its Equity Interests in its Subsidiaries, subject only to Agent’s Lien, and all such Equity Interests are duly issued, fully paid and non-assessable. There are no outstanding purchase options, warrants, agreements to buy, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Obligor or Subsidiary other than as set forth on Schedule 4.

8.1.5          Title to Properties; Priority of Liens. Each Obligor and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its real estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens. Each Obligor and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Agent’s Liens.

8.1.6          Eligible Borrower Advances. Each Document, Instrument or other writing evidencing or relating to any Borrower Advance included in the Eligible Borrower Advances or any Account or Payment Intangible (including any Borrower Royalty Receivable) included in the Customer Collateral securing any such Borrower Advance (a) is genuine and enforceable in accordance with its terms except for such limits thereon arising from bankruptcy or similar laws relating to creditors’ rights; (b) is not subject to any reduction or discount (other than as stated in the invoice applicable thereto and disclosed to Agent), defense, setoff, claim or counterclaim of a material nature against Borrowers or the applicable Customer except as to which Borrowers have notified Agent in writing; (c) is not subject to any other circumstances that would impair the validity, enforceability or amount of such Collateral except as to which Borrowers have notified Agent in writing; (d) is free of all Liens (other than Permitted Liens); and (e) is for a liquidated amount maturing as stated in the applicable invoice or other document pertaining thereto. Each Borrower Advance included in any Borrowing Base Certificate, report or other document as an Eligible Borrower Advance as of the date of such Borrowing Base Certificate meets all of the requirements of an Eligible Borrower Advance as set forth in the definitions of Eligible Borrower First Lien Advance, Eligible Borrower Royalty Receivable Advance or Eligible Borrower Second Lien Advance, as applicable.

8.1.7          Financial Statements. The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholder’s equity, of Borrowers, any other Obligor and their Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of Borrowers, such Obligors and Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. Since December 31, 2016, there has been no change in the condition, financial or otherwise, of any Obligor or Subsidiary that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. Each Obligor and Subsidiary Solvent. No transfer of property has been or will be made by any Obligor and no obligation has been or will be incurred by any Obligor in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Obligor.

8.1.8          Surety Obligations. No Obligor or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

8.1.9          Taxes. Each Obligor and Subsidiary has filed all federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested (and, in the case of matters being Properly Contested as of the Closing Date, fully disclosed to Agent and Lenders on or before the Closing Date). The provision for Taxes on the books of each Obligor and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

8.1.10      Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

8.1.11      Intellectual Property. Each Obligor and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others. There is no pending or, to any Obligor’s knowledge, threatened Intellectual Property claim with respect to any Obligor, any Subsidiary or any of their Property (including any Intellectual Property). Except as disclosed on Schedule 5, no Obligor or Subsidiary pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property. All Intellectual Property owned, used or licensed by, or (except for Borrower Royalty Receivables purchased from time to time in the Ordinary Course of Business pursuant to Royalty Purchase Documents) otherwise subject to any interests of, any Obligor or Subsidiary is shown on Schedule 5.

8.1.12      Governmental Approvals. Each Obligor and Subsidiary has, is in compliance with, and is in good standing with respect to, all approvals from all governmental authorities necessary to conduct its business and to own, lease and operate its Properties.

8.1.13      Compliance with Laws. Each Obligor and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to any Obligor or Subsidiary under any Applicable Law.

8.1.14      Burdensome Contracts. No Obligor or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Obligor or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 6 and the agreement identified on Schedule 6 does not require any shareholder consent for the execution and delivery of, or performance under, the Loan Documents. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

8.1.15      Litigation. Except as shown on Schedule 7, there are no proceedings or investigations pending or, to any Obligor’s knowledge, threatened against any Obligor or Subsidiary or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Obligor or Subsidiary. Except as shown on such Schedule, no Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $50,000). No Obligor or Subsidiary is in default with respect to any order, injunction or judgment of any governmental authority.

8.1.16      No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Obligor or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Borrowed Money. There is no basis upon which any party (other than an Obligor or Subsidiary) could terminate a Material Contract prior to its scheduled termination date.

8.1.17      ERISA. Except as disclosed on Schedule 8, no Obligor nor any of its Subsidiaries has any Plan on the date hereof. Each Obligor and each of its Subsidiaries is in full compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan. No fact or situation that is reasonably likely to result in a Material Adverse Effect exists in connection with any Plan. No Obligor nor any of its Subsidiaries has any withdrawal liability in connection with a Multiemployer Plan.

8.1.18      Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Obligor or Subsidiary and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of such Obligor or Subsidiary. There exists no condition or circumstance that could reasonably be expected to impair the ability of any Obligor or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

8.1.19      Labor Relations. Except as described on Schedule 9, no Obligor or Subsidiary is party to or bound by any collective bargaining agreement, management agreement or consulting agreement. There are no material grievances, disputes or controversies with any union or other organization of any Obligor’s or Subsidiary’s employees, or, to any Obligor’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining. No goods or services have been or will be produced by any Obligor or any Subsidiary in violation of any applicable labor laws or regulations or any collective bargaining agreement or other labor agreements or in violation of any minimum wage, wage-and-hour or other similar laws or regulations.

8.1.20      Payable Practices. No Obligor or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.

8.1.21      Not a Regulated Entity. No Obligor or any Subsidiary (a) is subject to registration under or other regulation under the Investment Company Act of 1940, or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

8.1.22      Margin Stock. No Obligor or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds will be used by Obligors to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

8.1.23      Deposit and Other Accounts. Schedule 2 sets forth all Deposit Accounts, Securities Accounts and Commodity Accounts maintained by Obligors and their Subsidiaries, including all Dominion Accounts and all Joint Royalty Accounts.

8.1.24      Anti-Terrorism Laws, Anti-Corruption Laws and Sanctions.

(a)                No Obligor, nor any Subsidiary or Affiliate thereof, is in violation of any Anti-Terrorism Law; engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law; or is a Sanctioned Person. No Obligor, nor any Subsidiary or Affiliate thereof conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person or deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

(b)               Obligors have implemented and maintain in effect policies and procedures designed to ensure compliance by Obligors, their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Obligors, their respective Subsidiaries and their respective directors, officers and employees and, to the knowledge of Borrowers, their agents, are in compliance with Anti-Corruption Laws and applicable Sanctions. None of (i) Obligors, any of their respective Subsidiaries or any of their respective directors, officers or employees, or (ii) to the knowledge of Borrowers, any agent of Obligors or any of their respective Subsidiaries that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person. No borrowing, use of proceeds or other transactions contemplated herein will violate Anti-Corruption Laws or applicable Sanctions.

8.1.25      Additional Collateral Matters.

(a)                As of the Closing Date: (i) no amount payable under or in connection with any of the Collateral is evidenced by any Instrument or tangible Chattel Paper unless the applicable Instrument or Chattel Paper is being held in trust by Borrowers for the benefit of Agent or has been delivered to Agent; (ii) (1) no Obligor holds, owns, or has any interest in any certificated securities or uncertificated securities other than those constituting Collateral with respect to which Agent has a perfected security interest in such Collateral, and (2) it has entered into a duly authorized, executed and delivered control agreement in form and substance satisfactory to Agent with respect to each Deposit Account, Securities Account and Commodity Account listed in Schedule 2 with respect to which Agent has a perfected security interest in such accounts by “control” (as contemplated by Section 9-104 of the UCC); (iii) no amount payable under or in connection with any of the Collateral is evidenced by any Electronic Chattel Paper or any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction); and (iv) no amount payable under or in connection with any of the Collateral is evidenced by any Letter-of-Credit Rights.

(b)               This Agreement and the other Security Documents create in favor of Agent, for the benefit of the Secured Parties referred to therein, a legal, valid, continuing and enforceable security interest and Lien in the Collateral, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The financing statements, releases and other filings are in appropriate form and have been or will be filed in appropriate filing offices. Upon such filings and/or the obtaining of “control” (as contemplated by Section 9-104 of the UCC), Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Collateral that may be perfected under the UCC (in effect on the date this representation is made) by filing, recording or registering a financing statement or analogous document (including the proceeds of such Collateral subject to the limitations relating to such proceeds in the UCC) or by obtaining control. The Pledged Collateral (as defined in the Pledge Agreement) has been delivered to Agent (together with stock powers or other appropriate instruments of transfer executed in blank form).

(c)                If applicable, when a trademark security agreement or patent security agreement (or a short form thereof) is filed in the United States Patent and Trademark Office and when financing statements, releases and other filings in appropriate form are filed in the applicable filing offices, Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Obligor in trademarks, patents and related assets constituting trademark and patent Collateral (as set forth in the applicable trademark security agreement or patent security agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office, as applicable. If applicable, when a copyright security agreement or patent security agreement is filed in the United States Copyright Office and when financing statements, releases and other filings in appropriate form are filed in the applicable filing offices, Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Obligor in copyrights and assets constituting copyright Collateral (as set forth in the applicable trademark security agreement or patent security agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Copyright Office, as applicable.

(d)               Neither the businesses nor the properties of any Obligor or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance).

(e)               No Obligor (and, to the extent applicable, its property) (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any liability under any Environmental Law, (iii) has received notice of any claim or investigation with respect to any material liability or non-compliance under any Environmental Law or (iv) knows of any basis for any liability under any Environmental Law, except, in each case, as could not, individually or in the aggregate, reasonably be expected to result in any material liability under Environmental Laws or have a Material Adverse Effect. No Obligor is undertaking, and no Obligor has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of hazardous materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental authority or the requirements of any Environmental Law; and all hazardous materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Obligor have been disposed of in a manner not reasonably expected to result in material liability to any Obligor.

(f)                 Each Borrower Advance has been originated and made by a Borrower.

8.2               Complete Disclosure. No Loan Document, nor any other agreement, document, certificate, or statement, delivered by or on behalf of an Obligor or a Subsidiary to Agent or any Lender contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not misleading. There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

8.3               Updated Representations and Warranties. Each representation and warranty contained in this Agreement and the other Loan Documents shall be deemed to be reaffirmed by each Obligor on each day that Borrowers deliver or are required to deliver a Borrowing Base Certificate hereunder and on each day a Loan is made hereunder, except for changes in the nature of an Obligor’s or, if applicable, any Subsidiary’s business or operations that may occur after the date hereof in the Ordinary Course of Business so long as Agent has provided its prior written consent (in its sole discretion) to such changes or such changes are not violative of any provision of this Agreement.

SECTION 9.             COVENANTS AND CONTINUING AGREEMENTS

9.1               Affirmative Covenants. As long as any Commitments or Obligations are outstanding, each Obligor shall, and shall cause each other Obligor and each Subsidiary to, do the following:

9.1.1          Collateral Reporting and Records..

(a)                Borrowing Base. Borrowers shall deliver to Agent, by the 30th day of each month, a Borrowing Base Certificate prepared as of the close of business of the previous month, and at such other times as Agent may request; provided that, while all calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrowers and certified by a Senior Officer, Agent may from time to time review and adjust any such calculation (i) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Accounts or otherwise; (ii) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (iii) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve; Borrowers, Agent and Lenders agree that the Borrowing Base Certificate and other information required to be delivered to Agent pursuant to this Section 9.1.1 may be delivered electronically utilizing Agent’s “Stucky Netlink” system or any other electronic transmission system approved by Agent, and any such information delivered electronically shall be deemed to be delivered with the following certification: “As of the date of this Certificate, no Event of Default exists or has occurred and is continuing. Obligors acknowledge that the Loans made by Agent and Lenders to, or for the benefit of, Borrowers are based upon Agent’s and Lenders’ reliance on the information contained herein and all representations and warranties with respect to Collateral in the Loan Agreement are applicable to the Collateral included in this Certificate. The reliance by Agent and Lenders on this Certificate should not be deemed to limit the right of Agent to establish or revise criteria of eligibility or Availability Reserves or otherwise limit, impair, or affect in any manner the rights of Agent and Lenders under the Loan Agreement. In the event of any conflict between the determination of Agent of the amount of the Loans to Borrowers in accordance with the terms of the Loan Agreement and the determination by Borrowers of such amounts, the determination of Agent shall govern. All capitalized terms used in this Certificate shall have the meaning assigned to them in the Loan Agreement.”

(b)               Administration of Borrower Advances. Agent may rely, in determining which Borrower Advances are Eligible Borrower Advances, on all statements and representations made by any Borrower with respect to any Borrower Advance. Each Borrower shall keep accurate and complete records of its Borrower Advances, including all fundings and payments thereof, and shall submit to Agent portfolio reviews and other reports in form satisfactory to Agent, on such periodic basis as Agent may request. At any time that an Event of Default exists, Agent shall have the right, at any time, in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Borrower Advances by mail, telephone, telegraph or otherwise. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process. In addition, Borrowers shall cause Agent to be given full access (including, at Agent’s election, by creating one or more separate accounts in the name of Agent or by providing Agent with active user names, passwords and other information required to obtain such access) to all electronic, computer or online databases and/or reports prepared or maintained by Borrowers describing Borrower Advances, Borrower Royalty Receivables and Customer Collateral.

9.1.2          Inspections; Appraisals

(a)                Permit Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Obligor or Subsidiary, inspect, audit and make extracts from any Obligor’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Obligor’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Agent may use all of each Obligor’s and Subsidiary’s electronic and non-electronic books, files, accounts, and all other records, computer equipment and software at any time, without (a) any compensation to any Obligor, (b) being deemed to have foreclosed on the same, or (c) being deemed to have exercised any other remedy under any Loan Document, for the purposes of monitoring Borrowers’ servicing of the Collateral and to facilitate realization upon the Collateral. Neither Agent nor any Lender shall have any duty to any Person to make any inspection, nor to share any results of any inspection, appraisal or report with any Person. Obligors acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Obligors shall not be entitled to rely upon them.

(b)               Reimburse Agent for all charges, costs and expenses of Agent in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate for each day that an employee or agent of Agent shall be engaged in an examination or review of any of the Obligors’ properties), plus reasonable expenses; provided, however, that Borrowers shall not be required to reimburse Lender for the costs and expenses of more than two (2) field examinations in any 12-month period, unless an Event of Default exists, (ii) appraisals of Collateral deemed appropriate by Agent; (iii) the establishment of electronic collateral reporting systems performed by employees or agents of Agent; and (iv) the actual charges paid or incurred by Agent if it elects to employ the services of one or more third parties to perform financial audits of Obligors, establish electronic collateral reporting of Obligors, appraise the Collateral or to assess Obligors’ business valuation. Borrowers agree to pay Agent’s then standard charges for examination activities, including the standard charges of Agent’s internal examination and appraisal groups ($1,000 per person per day as of the Closing Date), as well as the charges of any third party used for such purpose.

9.1.3          Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:

(a)                as soon as available, and in any event within 90 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on consolidated and consolidating bases for Obligors and Subsidiaries, together with all supporting schedules and footnotes, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Borrowers and acceptable to Agent (it being hereby acknowledged by Agent that BPM LLP are acceptable to Agent), and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Agent;

(b)               as soon as available, and in any event within 45 days after the end of each Fiscal Quarter (but within 60 days after the last Fiscal Quarter in a Fiscal Year), unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for Obligors and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Holdings as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes;

(c)                as soon as available, and in any event within 30 days after the end of each month (but within 45 days after the last month in a Fiscal Quarter (other than the last Fiscal Quarter of a Fiscal Year) and 60 days after the last month in a Fiscal Year), unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for Obligors and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Holdings as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes;

(d)               concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer of Holdings;

(e)               concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Obligors by their accountants in connection with such financial statements, and promptly upon receipt thereof, copies of each report to Obligors (or any of them) concerning accounting practices and systems and any final comment letter submitted by such accountants to management in connection with an annual audit;

(f)                 not later than 30 days after the end of each Fiscal Year, projections of Obligors’ consolidated and consolidating balance sheets, results of operations, cash flow and Availability for the next Fiscal Year on a Fiscal Quarter by Fiscal Quarter basis;

(g)                at Agent’s request, a listing of each Obligor’s trade payables, specifying the trade creditor (if applicable) and balance due, and a detailed trade payable aging, all in form satisfactory to Agent;

(h)               promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Obligor has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Obligor files with the Securities and Exchange Commission or any other governmental authority, or any securities exchange; and copies of any press releases or other statements made available by an Obligor to the public concerning material changes to or developments in the business of such Obligor;

(i)                  promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or any employee benefit plan or similar employee benefit arrangement maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States or is mandated by a government other than the United States for employees of any Obligor or Subsidiary;

(j)                 as soon as available, and in any event within 30 days after the initial funding of any Borrower Advance (or, in the case of a Borrower Royalty Receivable Advance, the purchase of the related Borrower Royalty Receivable), a copy of Borrowers’ internally prepared written underwriting report with respect to such Borrower Advance along with such related information as Agent may request in its reasonable discretion with respect to the underwriting rationale for such Borrower Advance;

(k)                as soon as available, and in any event within thirty (30) days after receipt by Borrowers, copies of all reports prepared for Borrowers by a firm of independent certified public accountants of recognized standing selected by Borrowers and acceptable to Agent (it being hereby acknowledged by Agent that BPM LLP are acceptable to Agent), evaluating the performance of all Borrower Advances outstanding during the prior Fiscal Quarter; and

(l)                  such other reports and information (financial or otherwise) as Agent may request from time to time in its reasonable credit judgment in connection with any Collateral or any Borrower’s Subsidiary’s or other Obligor’s financial condition or business.

9.1.4          Notices. Notify Agent and Lenders in writing, promptly after an Obligor’s obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default under or termination of a Material Contract; (d) the existence of any Default or Event of Default (together with what action, if any, Obligors are taking to correct the same); (e) any litigation involving an amount at issue in excess of $100,000 or changes in existing litigation or any judgment against it or its Subsidiaries or their respective assets with an amount at issue or assets involved exceeding $100,000; (f) the assertion of any Intellectual Property claim, if an adverse resolution could have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law by an Obligor or Subsidiary or with respect to the Collateral; (i) the occurrence of any event or occurrence which could possibly, as a result of the passage of time or otherwise, result in any of the events described in Section 10.1(k); (j) the discharge of or any withdrawal or resignation by Obligors’ independent accountants; (k) any proposed opening of a new office or place of business, at least 30 days prior to such opening; (l) any failure of any Obligor to pay rent at any of its business locations; (m) the filing of any Lien against any Obligor or Subsidiary (other than the Lien of Agent or another Permitted Lien) or against any Eligible Customer (other than the Lien of a Borrower or a lien permitted under the applicable Transaction Documents), notice from any taxing authorities as to claimed deficiencies or any tax Lien or any notice relating to alleged ERISA violations, the occurrence of any Reportable Event or the occurrence of any Termination Event; (n) any damage or loss to property in excess of $100,000; (o) any rejection, return, offset, dispute, loss or other circumstance in an amount equal to or greater than $100,000 or otherwise having a Material Adverse Effect on any Collateral; and (p) any acceleration of the maturity of any Debt owed by any Obligor or the occurrence or existence of any event or circumstance which gives the holder of such Debt the right to accelerate.

9.1.5          Landlord Agreements. Upon request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral. In connection with any such agreements with landlords described in this Section 9.1.5 (including, for purposes of clarity, any existing agreements), Obligors shall use commercially reasonable efforts to obtain Lien Waivers with respect to any corporate headquarters of the Obligors and each other physical location of any tangible Collateral.

9.1.6          Compliance with Laws; Taxes. Comply with all Applicable Laws, including laws regarding collection and payment of Taxes, and pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach (unless such Taxes are being Properly Contested) and maintain all approvals from all governmental authorities necessary to the ownership of its Properties or conduct of its business, and, without limiting the generality of the foregoing, act promptly and diligently to make appropriate remedial actions with respect to any Environmental Laws and other Applicable Laws, whether or not directed to do so by any governmental authority. If a Borrower Royalty Receivable or an Account that constitutes Customer Collateral includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of the applicable Borrower and the applicable Customer and to charge Borrowers therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from any Borrower or any Customer or with respect to any Collateral (including any Borrower Royalty Receivables) or Customer Collateral.

9.1.7          Insurance. Maintain general liability, umbrella liability insurance and property coverage with respect to the Collateral with insurers reasonably satisfactory to Agent. Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as lender’s loss payee or additional insured, as applicable; (ii) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Obligor fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor.

9.1.8          Licenses and Other Rights. Keep each material license affecting any Collateral or any other material Property of Obligors and Subsidiaries in full force and effect; promptly notify Agent of any proposed modification to any such license, or entry into any new license granted to an Obligor (other than shrinkwrap software licenses), in each case at least 30 days prior to its effective date; pay all Royalties under material licenses granted to an Obligor when due; notify Agent of any default or breach asserted by any Person to have occurred under any such license; preserve and maintain its legal existence, authorities to transact business, rights and franchises, trade names, patents, trademarks, and permit necessary to the proper conduct of its business; and, except as could not reasonably be expected to have a Material Adverse Effect, remain in good standing and qualified to transact business as a foreign entity in any state or other jurisdiction in which it is required to be qualified to transact business as a foreign entity.

9.1.9          Other Affirmative Covenants. (a) At any time that an Event of Default exists, permit Agent, and Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Obligor, to verify the validity, amount or any other matter relating to any Borrower Advances, Collateral (including any Borrower Royalty Receivables) or Customer Collateral by mail, telephone or otherwise; (b) cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process; (c) maintain, preserve and protect all Collateral and the remainder of property used or useful in the conduct of its business, keep the same in good repair, working order, and condition (normal wear and tear excepted), including ensuring that Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications and in good operating condition and repair, with all necessary replacements and repairs having been made so that the value and operating efficiency of the Equipment is preserved at all times, and make, or cause to be made, all material needed and proper repairs, renewals, replacements, betterments, and improvements thereto so that the business carried on in connection therewith may be conducted properly and in accordance with standards generally accepted in businesses of a similar type and size; (d) use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located; (e) keep at all times, all tangible items of Collateral, other than Inventory in transit, at the business locations set forth in Schedule 3, except that, subject to Section 9.2.11, Obligors may (i) make sales or other dispositions of Collateral in accordance with Section 9.2.5; and (ii) move Collateral to another location in the United States, upon 30 Business Days prior written notice to Agent; (f) bear and pay all expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Obligors (and Borrowers and the other Obligors agree Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ and the other Obligors’ sole risk); (g) if any amount payable under or in connection with any of the Collateral shall be evidenced by any Instrument or tangible Chattel Paper, forthwith upon the request of Agent endorse, assign and deliver the same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may reasonably request from time to time; and (h) at all times defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.

9.1.10      [Reserved]

9.1.11      [Reserved]

9.1.12      Credit and Collection Policy. With respect to all Borrower Advances (other than Borrower Advances made under Section 9.2.4(b) and not included in the Borrowing Base), adhere to the Credit and Collection Policy without waiver of any of the underwriting, documentation or collection policies contained therein (except to the extent Agent has consented in writing to such a waiver after receipt and approval of such documentation and information as Agent may reasonably request (including copies of any credit committee approvals related to the proposed waiver)); and not amend or otherwise modify the Credit and Collection Policy in any respect without Agent’s prior written consent.

9.1.13      Maintenance of Senior Security Interest. For so long as any Debt is owing by a Customer to any Borrower, take all steps necessary or reasonably requested by Agent to maintain a first (or, in with respect to an Eligible Borrower Second Lien Advance, second) priority perfected security interest in and Lien upon all Customer Collateral in connection with an Eligible Borrower Advance (subject only to Liens expressly permitted by the applicable Transaction Documents (provided that such Transaction Documents are in the forms attached to the Certificate Regarding Forms of Transaction Documents or in such other forms as are acceptable to Agent), Liens that are approved by Agent in writing from time to time on a case-by-case basis and, in the case of an Eligible Borrower First Lien Advance, Permitted Intercreditor Arrangements) except in connection with the settlement or liquidation of an Ineligible Borrower Advance in the Ordinary Course of Business of such Borrower and not in violation of Section 9.2.13(b).

9.1.14      Transaction Documents. Not enter into any Transaction Documents with any Customer unless such Transaction Documents are substantially in the form of the applicable Transaction Documents attached to the Certificate Regarding Forms of Transaction Documents or in such other forms as are acceptable to Agent.

9.1.15      Post-Closing Obligations.

(a)                On or before the date five (5) days following the Closing Date (or such later date as shall be agreed to in writing by Agent), Borrowers shall deliver to Agent an account control agreement with respect to the securities accounts of Borrowers maintained at Wells Fargo Clearing Services, LLC.

(b)               On or before the date fifteen(15) days following the Closing Date (or such later date as shall be agreed to in writing by Agent), Borrowers shall deliver to Agent a deposit account control agreement with respect to each Dominion Account maintained at State Bank.

(c)                On or before the date fifteen(15) days following the Closing Date (or such later date as shall be agreed to in writing by Agent), Borrowers shall instruct all Collections Paying Parties who previously remitted Collections to a Deposit Account maintained by Borrowers at Wells Fargo Bank, National Association, to make all payments to a Dominion Account maintained at State Bank; provided that (i) any Collections paid to such Deposit Account at Wells Fargo Bank, National Association shall be transferred on a daily basis to a Dominion Account maintained at State Bank, and (ii) if Collections Paying Parties continue to remit Collections to a Deposit Account maintained by Borrowers at Wells Fargo Bank, National Association, after such date notwithstanding Borrowers’ instructions, then on or before the date sixty (60) days following the Closing Date (or such later date as shall be agreed to in writing by Agent), Borrowers shall either (A) cause all Collections Paying Parties who previously remitted Collections to a Deposit Account maintained by Borrowers at Wells Fargo Bank, National Association to make all payments to a Dominion Account maintained at State Bank or (B) cause such Deposit Account to be closed.

(d)               On or before the date fifteen (15) days following the Closing Date (or such later date as shall be agreed to in writing by Agent), Borrowers shall close all Deposit Accounts maintained by Borrowers at Pacific Western Bank and shall cause all Collections Paying Parties who previously remitted Collections to a Deposit Account maintained by Borrowers at Pacific Western Bank to make all payments to a Dominion Account maintained at State Bank; provided that any Collections paid to such Deposit Account at Wells Fargo Bank, National Association prior to such Deposit Account being closed, shall be transferred on a daily basis to a Dominion Account maintained at State Bank.

(e)               On or before the date thirty (30) days following the Closing Date (or such later date as shall be agreed to in writing by Agent), Borrowers shall deliver to Agent an additional insured endorsement with respect to Borrowers liability insurance.

(f)                 On or before the date thirty (30) days following the Closing Date (or such later date as shall be agreed to in writing by Agent), Borrowers have used commercially reasonable efforts to cause the UCC-1 financing statement number 201400327886 filed by SPUA6 Signature Place, LP in Dallas County, Texas to be amended in a manner acceptable to Agent in its Permitted Discretion.

(g)                On or before the date sixty (60) days following the Closing Date (or such later date as shall be agreed to in writing by Agent) or, in the case of a Royalty Purchase Agreement entered into after the Closing Date, on or before the date three (3) days following the date such Royalty Purchase Agreement is entered into, Borrowers shall deliver to Agent copies of notices in form and substance satisfactory to Agent pursuant to which (i) Borrowers and Royalty Sellers direct all related licensees to make payments owing to Borrowers directly to the Dominion Account (except as provided in Sections 5.4(a)(i) and (ii)), and (ii) Borrowers give notice to each Royalty Seller and related licensee of the collateral assignment to Agent of rights under the Royalty Purchase Agreement to which the applicable Royalty Seller is a party, including, without limitation, the underlying Royalty Payments; provided, that the failure to timely comply with such covenant with respect to any Royalty Purchase Agreement shall result in a Default under this Agreement and, unless and until such consents and notices are given with respect to such Royalty Purchase Agreement, no Borrower Royalty Receivable Advance made in connection with such Royalty Purchase Agreement shall be included in the Borrowing Base. In addition, on or before the date sixty (60) days following the Closing Date (or such later date as shall be agreed to in writing by Agent) or, in the case of a Royalty Purchase Agreement entered into after the Closing Date, on or before the date three (3) days following the date such Royalty Purchase Agreement is entered into, Borrowers shall use commercially reasonable efforts to obtain all consents needed for the collateral assignment to Agent of rights under the Royalty Purchase Agreements, including without limitation, the underlying Royalty Payments; provided, that the failure to timely comply with such covenant with respect to any Royalty Purchase Agreement shall result in a Default under this Agreement and, unless and until such consents and notices are given with respect to such Royalty Purchase Agreement, no Borrower Royalty Receivable Advance made in connection with such Royalty Purchase Agreement shall be included in the Borrowing Base; provider further, that Borrowers shall notify Agent in writing of any consent that is required and is not obtained as required hereunder.

9.2               Negative Covenants. As long as any Commitments or Obligations are outstanding, each Obligor shall not, and shall cause each other Obligor and each Subsidiary not to do any of the following:

9.2.1          Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(a)                the Obligations;

(b)               obligations of a Borrower to extend credit to Customers under the Transaction Documents or to purchase Borrower Royalty Receivables pursuant to Royalty Purchase Documents, in each case, pursuant to the terms, and subject to the conditions, thereof;

(c)                the Permitted Purchase Money Debt; and

(d)               other unsecured Debt incurred in the Ordinary Course of Business not to exceed $200,000 in the aggregate outstanding at any time.

9.2.2          Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a)                Liens in favor of Agent;

(b)               Purchase Money Liens securing Permitted Purchase Money Debt;

(c)                Liens for Taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due or being Properly Contested; and

(d)               statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary.

9.2.3          Distributions. Declare or make any Distributions, except Upstream Payments; or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment.

9.2.4          Restricted Investments. Make any investment in or to any Person, other than (a) making Borrower Advances and purchasing Borrower Royalty Receivables pursuant to Transaction Documents in the Ordinary Course of Business and consistent with the Credit and Collection Policy and Investment Policy; (b) other investments contemplated by the Investment Policy so long as, at the time each such investment is made and after giving pro forma effect thereto, (i) no Default or Event of Default exists, (ii) Borrowers are in compliance with the financial covenants set forth in Section 9.3 as set forth in a certificate to be delivered by a Senior Officer of Borrower Agent at least five (5) Business Days prior to the making of such investment, and (iii) Availability is at least $2,000,000; (c) investments in Subsidiaries existing on the Closing Date and SWK HP Holdings LP’s investment in Holmdel Pharmaceuticals LP existing on the Closing Date; (d) investments by Holdings in SWK after the Closing Date; (e) investments by Borrowers in other Subsidiaries to the extent approved by Agent and Required Lenders in writing from time to time; and (f) to the extent subject to Agent’s Lien and control, pursuant to documentation in form and substance satisfactory to Agent, and no other Liens, marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government having maturities of not more than 12 months from the date of acquisition, and domestic certificates of deposit and time deposit having maturities of not more than 12 months from the date of acquisition.

9.2.5          Disposition of Assets. Make (a) any disposition of any Borrower Advances, except, so long as no Event of Default exists, dispositions of defaulted Borrower Advances in the Ordinary Course of Business so long as (i) prior and immediately after giving effect to such disposition, an Overadvance does not exist and (ii) all net proceeds of such disposition are deposited into a Dominion Account maintained at State Bank; or (b) any disposition of any other assets (including a sale, lease, license, consignment or other transfer or disposition of assets (real or personal, tangible or intangible) or a disposition of property in connection with a sale-leaseback transaction or synthetic lease, and including any sale or disposition of Equity Interests by any Subsidiary), except dispositions of Equipment so long as all net proceeds of such disposition are deposited into a Dominion Account maintained at State Bank.

9.2.6          Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition and whether consisting of principal, interest, fees or any other amounts, however categorized) with respect to any Borrowed Money (other than the Obligations) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Agent).

9.2.7          Fundamental Changes. Merge, combine, reorganize, or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except for (a) a merger of SWK with and into Holdings with Holdings continuing as the surviving entity and (b) mergers or consolidations of a wholly-owned Subsidiary that is not an Obligor with another wholly-owned Subsidiary that is not an Obligor; change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number or federal employer identification number (or equivalent); or change its form or state of organization.

9.2.8          Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date; (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; or (c) constituting customary restrictions on assignment in leases and other contracts (other than Transaction Documents entered into in connection with Eligible Borrower Advances).

9.2.9          Conduct of Business. Engage in any business other than its business as conducted on the Closing Date and any activities incidental thereto and, to the extent permitted by Section 9.2.4(b), other activities contemplated by the Investment Policy; make any loans or other advances of money to any Person, except Borrower Advances to Customers in the Ordinary Course of Business of a Borrower pursuant to the terms, and subject to the conditions, set forth in the applicable Transaction Documents; form or acquire any Subsidiary after the Closing Date except in connection with an investment permitted under Section 9.2.4(b) and, unless and to the extent waived in writing by Agent in its discretion on a case-by-case basis, only if such Subsidiary becomes a Guarantor and pledges its assets to Agent and the Equity Interests of such Subsidiary are pledged to Agent, in each case, pursuant to documentation in form and substance satisfactory to Agent and with delivery of such certificates and opinions as shall be required by Agent in connection therewith; permit any existing Subsidiary to issue any additional Equity Interests except to its parent; acquire any business, line of business, division, license rights or brand of another Person, or all or substantially all of another Person’s assets; amend, modify or otherwise change any of its Organic Documents as in effect on the Closing Date, unless consented to in writing by Agent; file or consent to the filing of any consolidated income tax return with any Person other than Obligors and Subsidiaries; make any change in accounting methods or treatment or reporting practices; change its Fiscal Year; enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes; become, or permit any Subsidiary to become a party to a Multiemployer Plan or any employee benefit plan or arrangement maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States or mandated by a government other than the United States for employees of any Obligor or Subsidiary.

9.2.10      Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered; (c) payment of customary directors’ fees and indemnities; (d) transactions solely among Borrowers; (e) transactions with Affiliates that were consummated prior to the Closing Date, as shown on Schedule 10; and (f) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

9.2.11      Other Collateral Negative Covenants. (a) Keep, store or otherwise maintain any books and records at any location, unless (i) a Borrower is the owner of such location, or (ii) a Borrower leases such location and the landlord has executed in favor of Agent a Lien Waiver (or, if Agent agrees in its discretion, Agent has established an Availability Reserve with respect to such location); or (b) amend, restate, supplement, or otherwise modify any Material Contract without Agent’s prior written consent.

9.2.12      [Reserved]

9.2.13      Covenants Regarding Borrower Advances.

(a)                At any time that the aggregate Net Amount of Eligible Borrower Advances is less than the greater of 300% of the Commitments and $20,000,000:

(i)       Permit a default or event of default to exist under the applicable Transaction Documents with respect to Customers accounting for thirty-five percent (35%) or more of the Net Amount of all Borrower Advances;

(ii)       Permit more than thirty percent (30%) of Borrower Advances of any Borrower to be on non-accrual at any time; or

(iii)       Permit more than fifteen percent (15%) of Borrower Advances to be charged off during any period of four (4) Fiscal Quarters ending on the last day of each Fiscal Quarter;

(b)               Convey, assign, transfer or sell a participation (as opposed to rights as a co-lender in a syndicated transaction otherwise permitted hereunder) in Borrower Advance or the Transaction Documents relating thereto.

9.3               Financial Covenants. As long as any Commitments or Obligations are outstanding, Borrowers shall:

9.3.1          Fixed Charge Coverage Ratio. Maintain, as of the last day of each Fiscal Quarter, a Fixed Charge Coverage Ratio of at least 1.25 to 1.0 for the period of four (4) Fiscal Quarters then ending. “Fixed Charge Coverage Ratio” means, for Borrowers, as of any date, the quotient obtained by dividing (a) the difference between (i) Borrowers’ EBITDA for such the most recently four (4) Fiscal Quarter period, minus (ii) the sum of (A) all of Borrowers’ unfinanced Capital Expenditures made in such period, and (B) any Distributions paid by Borrowers in such period, and (C) cash Taxes paid by Borrowers in such period (without benefit of any refund), divided by (b) the sum of (i) the current portion of scheduled principal amortization on Debt for Borrowed Money plus(ii) cash interest payments paid by Borrowers in such period.

9.3.2          Tangible Net Worth. Maintain, as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2018, a Tangible Net Worth of not less than $160,000,000. “Tangible Net Worth” means, on a consolidated basis for Borrowers and their Subsidiaries, as of any date, the total assets of Borrowers, calculated in accordance with GAAP, minus the total Debt of Borrowers, calculated in accordance with GAAP, minus the amount of all intangible items reflected therein, including all unamortized debt discount and expense, unamortized research and development expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, and all similar items that should properly be treated as intangibles in accordance with GAAP, minus all amounts due from Borrowers’ Affiliates, plus all Subordinated Debt. As used herein, “Subordinated Debt” means all Debt incurred by a Borrower or Subsidiary that is expressly subordinated and made junior to the Full Payment of the Obligations and contains terms and conditions (including terms relating to interest, fees, repayment and subordination) satisfactory to Agent. Nothing in this Section 9.3.2 shall be deemed to permit any Person to incur any Debt that is not otherwise permitted by the terms of Section 9.2.1.

SECTION 10.          EVENTS OF DEFAULT; REMEDIES ON DEFAULT

10.1            Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)                A Borrower or any other Obligor fails to pay any Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b)               Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect (or, if any such representation, warranty or other written statement is qualified by “materiality”, “Material Adverse Effect” or similar language, in any respect) when given or deemed given;

(c)                A Borrower or any other Obligor breaches or fail to perform any covenant contained in Section 5.5, 7.2, 7.4, 7.6, 8.1, 9.1.1, 9.1.2, 9.1.3, 9.1.4, 9.1.6, 9.1.7, 9.2 or 9.3;

(d)               An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 15 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured at all or within such period or is a willful breach by an Obligor;

(e)               A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor or third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f)                 Any breach or default of an Obligor or Subsidiary occurs under any Hedging Agreement, or any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $100,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach (including, without limitation, pursuant to a required mandatory prepayment or “put” of such Debt to any person);

(g)                Any judgment or order for the payment of money is entered against an Obligor or its assets in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $250,000 (net of any insurance coverage therefor acknowledged in writing by the insurer) and, in any case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect;

(h)               (i) a loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $250,000 or if a material portion of the Collateral is effected, or (ii) there shall occur any levy upon, or attachment, garnishment, or other seizure of, any portion of the Collateral or other assets of any Obligor or Subsidiary in excess of $250,000;

(i)                  An Obligor is enjoined, restrained or in any way prevented by any governmental authority from conducting any material part of its business; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of an Obligor’s business for a material period of time; an Obligor shall take any action, or shall make a determination, whether or not formally approved by an Obligor’s board of directors or similar governing body, as applicable, to suspend the operation of its business in the ordinary course, liquidate all or a material portion of its assets or store locations, or employ an agent or other third party to conduct a program of closings, liquidations or “Going-Out-Of-Business” sales of any material portion of its business; any material Collateral or Property of an Obligor is taken or impaired through condemnation; there occurs any uninsured loss to any material Collateral or Property of an Obligor; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or an Obligor is not Solvent;

(j)                 An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee, receiver or similar official is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, as applicable, the petition is not dismissed within 60 days after filing, or an order for relief is entered in the proceeding;

(k)                A reportable event (consisting of any of the events set forth in Section 4043(b) of ERISA) shall occur which Agent, in its reasonable discretion, shall determine constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if a Borrower or any other Obligor is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from Borrower’s, or such other Obligor’s complete or partial withdrawal from such Multiemployer Plan, or any similar event as any of the foregoing occurs in respect of any employee benefit plan or arrangement maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States or is mandated by a government other than the United States for employees of any Obligor or Subsidiary.

(l)                  An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral;

(m)             A Change of Control occurs; or Winston Black ceases to be the Chief Executive Officer of Holdings for any reason (unless replaced by an individual satisfactory to Agent within ninety (90) days after the date on which he ceases to hold such position); or any event occurs or condition exists that has a Material Adverse Effect;

(n)               A Borrower ceases to perform or be able to perform its obligations under the Transaction Documents;

(o)               Any Person other than a Borrower acts at any time as the servicer of Borrower Advances made or acquired by any Borrower or as the custodian for certain Collateral and Transaction Documents pursuant to which any Borrower makes or has acquired Borrower Advances unless Agent has approved of the replacement servicer or custodian, as applicable, and Borrowers have delivered to Agent all documents or agreements with such replacement servicer or custodian as Agent may request, duly executed by all Persons party thereto; or

(p)               Unless waived by Agent in writing on a case-by-case basis, any Obligor or any Subsidiary thereof fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Contract or fails to observe or perform any other agreement or condition relating to any such Material Contract or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause the termination of such Material Contract or to permit the counterparty to such Material Contract to terminate such Material Contract.

10.2            Remedies upon Default. If an Event of Default described in Section 10.1(j) occurs, then to the extent permitted by Applicable Law, all Obligations (other than Secured Bank Product Obligations) shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a)                declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

(b)               terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;

(c)                require Obligors to Cash Collateralize Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and, if Obligors fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied);

(d)               replace any Borrower with another Person acceptable to Agent to act as servicer for the Borrower Advances of such Borrower, which replacement Person, in Agent’s discretion, could be Agent;

(e)               enforce any right, remedy, power or privilege available to Borrowers under any Transaction Document; and

(f)                 exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral or Customer Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); (iv) demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Collateral including instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to any Obligor, prior to receipt by any such Obligor of such instruction, such Obligor shall segregate all amounts received pursuant thereto in trust for the benefit of Agent and shall promptly pay such amounts to Agent; (v) sell, assign, grant a license to use or otherwise liquidate, or direct any Obligor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation; (vi) withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Obligor constituting Collateral for application to the Obligations as provided herein; (vii) exercise any and all rights as beneficial and legal owner of the Collateral, including perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Collateral; (viii) exercise all the rights and remedies of a secured party under the UCC; and (ix) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Obligor agrees that 10 days’ notice (unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event, such advance notice as may be practicable under the circumstances)) of any proposed sale or other disposition of Collateral by Agent shall be reasonable. Agent shall have the right to conduct such sales on any Obligor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Obligor, and each Obligor hereby waives, to the fullest extent permitted by Applicable Law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. To the fullest extent permitted by Applicable Law, each Obligor hereby waives any claims against Agent arising by reason of the fact that the price at which any Collateral may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if Agent accepts the first offer received and does not offer such Collateral to more than one offeree.

10.3            License. Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Obligor, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Obligor’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

10.4            Setoff. At any time during an Event of Default, Agent, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, such Lender or such Affiliate to or for the credit or the account of an Obligor against any Obligations, regardless of the adequacy of any other Collateral and regardless of whether or not Agent, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

10.5            Remedies Cumulative; No Waiver.

10.5.1      Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

10.5.2      Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by any Obligor with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan during a Default, Event of Default or other failure to satisfy any conditions precedent, or Agent’s or any Lender’s permitting to remain outstanding any Loan during a Default or Event of Default; or (c) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. It is expressly acknowledged by Obligors that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 11.          AGENT

This Section 11 and the provisions contained in Exhibit D attached hereto (which are hereby incorporated by reference) are an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. Neither Exhibit D, nor this Section 11, confer any rights or benefits upon Obligors or any other Person. As between Obligors and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

SECTION 12.          BENEFIT OF AGREEMENT; ASSIGNMENTS

12.1            Successors and Assigns. This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of Borrowers, each other Obligor, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 12.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 12.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

12.2            Participations

12.2.1      Permitted Participants; Effect. Any Lender may, subject to Section 12.3.3 and with the prior written consent of Agent, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if such Lender had not sold such participating interests, and Obligors and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrowers agree otherwise in writing.

12.2.2      Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor or substantial portion of the Collateral.

12.2.3      Benefit of Set-Off. Borrowers agree that each Participant, if consented to in writing by Agent, shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section V of Exhibit D as if such Participant were a Lender.

12.3            Assignments.

12.3.1      Permitted Assignments. A Lender may assign to an Eligible Assignee any of its Loans, rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $5,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $5,000,000 (unless otherwise agreed by Agent in its discretion); (c) Agent shall have consented to such assignment (except to the extent such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender) and (d) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledge or assignee for such Lender as a party hereto.

12.3.2      Effect; Effective Date. Upon delivery to Agent of an assignment notice in form and substance satisfactory to Agent and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 12.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new promissory notes, as applicable, in favor of such assignee Lender. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

12.3.3      Certain Assignees. No assignment or participation may be made to a Borrower, an Affiliate of a Borrower, a Defaulting Lender or a natural person. In connection with any assignment by a Defaulting Lender, such assignment shall be effective only upon payment by the Eligible Assignee or Defaulting Lender to Agent of an aggregate amount sufficient, upon distribution (through direct payment, purchases of participations or other compensating actions as Agent deems appropriate), (a) to satisfy all funding and payment liabilities then owing by the Defaulting Lender hereunder, and (b) to acquire its Pro Rata share of all Loans. If an assignment by a Defaulting Lender shall become effective under Applicable Law for any reason without compliance with the foregoing sentence, then the assignee shall be deemed a Defaulting Lender for all purposes until such compliance occurs.

12.3.4      Certain Pledges. Any Lender may, at any time and without consent of any Borrower or Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under any notes issued for its benefit) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any funding source of such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.4            Replacement of Certain Lenders. If a Lender (a) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, (b) claims compensation under Section 3.7 or 5.9, or (c) is a Defaulting Lender, then, in addition to any other rights and remedies that any Person may have, Agent or Borrower Agent may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment and Acceptance(s), within 20 days after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash from such Eligible Assignee, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).

SECTION 13.          MISCELLANEOUS

13.1            Consents, Amendments and Waivers.

13.1.1      Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and, each Obligor party to such Loan Document; provided, however, that (a) without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent; (b) without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall be effective that would (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (iii) extend the Revolver Termination Date applicable to such Lender’s Obligations; or (iv) amend this clause (b); (c) without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall be effective that would (i) alter Section 5.7, 7.1 (except to add Collateral) or 13.1.1; (ii) amend the definition of Pro Rata or Required Lenders; (iii) release all or substantially all of the Collateral, except as currently contemplated by the Loan Documents; or (iv) release any Obligor from liability for any Obligations, if such Obligor is Solvent at the time of the release; (d) without the prior written consent of Required Supermajority Lenders, (i) increase any advance rate with respect to the Borrowing Base; or (ii) amend or waive the conditions to eligibility of Borrower Advances or other components (or subcomponents of such components) of the calculation of the Borrowing Base, in each case, if as a result thereof the amounts available to be borrowed by Borrowers would be increased; provided that the foregoing shall not limit the discretion of Agent to change, establish or eliminate any Availability Reserves; and (e) without the prior written consent of a Secured Bank Product Provider, no modification shall be effective that affects its relative payment priority under Section 5.7.

13.1.2      Limitations. The agreement of Obligors shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders and/or Agent as among themselves. Only the consent of the parties to the Fee Letter or any agreement relating to a Bank Product shall be required for any modification of such agreement, and any non-Lender that is party to a Bank Product agreement shall have no right to participate in any manner in modification of any other Loan Document. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

13.1.3      Payment for Consents. No Borrower will directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

13.2            Indemnity. EACH BORROWER AND EACH OTHER OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS, LIABILITIES, COSTS, EXPENSES AND OTHER AMOUNTS OF ANY KIND THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE IN ANY WAY RELATED TO THE LOAN DOCUMENTS, THE COLLATERAL, ANY BREACH OF APPLICABLE LAW, OR OTHERWISE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to any claims, liabilities, costs, expenses and other amounts of any kind in any way related to the Loan Documents or Collateral that are determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

13.3            Notices and Communications.

13.3.1      Notice Address. Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Obligor, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 13.3. Each such notice or other communication shall be effective only (a) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; (b) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged; or (c) if given by electronic means, only at the time and to the extent provided in Section 13.3.2. In no event shall a voicemail message be effective as a notice, communication or confirmation under any of the Loan Documents. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.3, 4.1.1 or 5.3.3 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Obligors.

13.3.2      Electronic Communications. (i) Borrowers authorize Agent and Lenders to extend Loans, effect selections of interest rates, and transfer funds to or on behalf of Borrowers based on instructions sent by electronic mail. Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing, but if the foregoing differs in any material respect from the action taken by Agent, the records of Agent shall govern.

(ii)       Electronic mail and internet websites may be used for delivery of financial statements, Borrowing Base Certificates and other information required by Section 9.1.3 (other than notices), administrative matters and distribution of Loan Documents for execution, pursuant to procedures approved by Agent or as otherwise determined by Agent. Anything herein to the contrary notwithstanding, except as expressly provided Section 13.2.2(i), notices delivered by electronic mail may not be used as effective notice under the Loan Documents.

(iii)       Unless Agent otherwise requires, communications sent to an electronic mail address of Agent shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail, or other written acknowledgement); provided that if such communication is not sent during the normal business hours of the recipient, such communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(iv)       Agent shall not have any liability for any loss suffered by any Obligor as a result of Agent’s acting upon its understanding of electronic mail requests or instructions from a Person believed in good faith by Agent to be a Person authorized to give such requests or instructions on an Obligor’s behalf. Each Obligor shall indemnify, defend and hold harmless each Indemnitee from any claims arising from any electronic communication purportedly given by or on behalf of an Obligor.

(v)       Agent may, in its discretion and upon notice to Borrower Agent (A) cease or suspend any actual or implied obligation it may have to act based on such electronic communications and (B) thereafter, disregard any such electronic communications.

13.3.3      Non-Conforming Communications. Agent and Lenders may rely upon any notices purportedly given by or on behalf of any Obligors even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of an Obligor.

13.4            Performance of Obligors’ Obligations. Agent may, in its discretion at any time and from time to time, at Borrowers’ and the other Obligors’ expense, pay any amount or do any act required of an Obligor under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers and the other Obligors, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to Revolver Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

13.5            Credit Inquiries. Each Obligor hereby authorizes Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

13.6            Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

13.7            Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

13.8            Counterparts. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement.

13.9            Entire Agreement. Time is of the essence of the Loan Documents. The Loan Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

13.10        Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Obligor.

13.11        No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers and the other Obligors acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Obligors and such Person; (ii) Obligors have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Obligors, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Obligors and their Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates. To the fullest extent permitted by Applicable Law, each Borrower and each other Obligor hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

13.12        Confidentiality. Agent and Lenders each shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates and funding or financing sources, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product; (g) with the consent of Borrower Agent; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender or any of their Affiliates on a nonconfidential basis from a source other than Obligors. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information describing this credit facility, including the names and addresses of Borrowers and a general description of Obligors’ businesses, and may use Obligors’ logos, trademarks or product photographs in advertising materials, including “tombstones”, league tables and press releases. As used herein, “Information” means all information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information. Agent and Lenders each acknowledge that (i) Information may include material non-public information concerning an Obligor or Subsidiary; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law, including federal and state securities laws. Obligors consent to the publication by Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Obligor’s name, product photographs, logo or trademark. Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

13.13        GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF GEORGIA, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

13.14        Consent to Forum. EACH BORROWER AND EACH OTHER OBLIGOR HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER ATLANTA, GEORGIA, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH BORROWER AND EACH OTHER OBLIGOR IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.3.1. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

13.15        Waivers by OBLIGORS. To the fullest extent permitted by Applicable Law, EACH Borrower AND EACH OTHER OBLIGOR hereby knowingly, intentionally and intelligently waives (with the benefit of advice of legal counsel of its own choosing), (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which AN OBLIGOR may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any enforcement action or exercise of rights or remedies, of any kind, the Obligations, Loan Documents or transactions relating thereto; (g) notice of acceptance hereof; and (h) the right to assert any confidential relationship that it may have under applicable law with any accounting firm and/or service bureau in connection with any information requested by Agent pursuant to or in accordance with this Agreement (and OBLIGORS AGREE that Agent may contact directly and such accounting firm and/or service bureau in order to obtain any such information). EACH OBLIGOR acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with OBLIGORS. EACH OBLIGOR has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

13.16        Power of Attorney. Each Borrower and each other Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Borrower or other Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or a Borrower’s name, but at the cost and expense of Borrowers and the other Obligors: (a) endorse an Obligor’s name on any check, draft or other item of payment or other proceeds of Collateral (including proceeds of insurance) or any Collections that come into Agent’s possession or control; and (b) following the occurrence and during the continuance of an Event of Default, (i) notify any Collections Paying Party of the assignment of Borrowers Advances and/or Customer Collateral, demand and enforce payment of the same by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Borrower Advances or Customer Collateral; (ii) settle, adjust, modify, compromise, discharge or release any Borrower Royalty Receivables or other Collateral or any Customer Collateral, or any legal proceedings brought to collect Borrower Advances, Borrower Royalty Receivables or other Collateral or Customer Collateral; (iii) sell or assign any Borrower Royalty Receivables and other Collateral or any Customer Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral (including Borrower Royalty Receivables) or Customer Collateral; (v) prepare, file and sign an Obligor’s name to a proof of claim or other document in a bankruptcy of a Collections Paying Party, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Collateral or any Customer Collateral; (viii) use an Obligor’s stationery and sign its name to verifications of Accounts or Customer Assets consisting of Accounts and notices to Collections Paying Parties; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which a Borrower is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Obligor’s obligations under the Loan Documents. To the extent of any direct conflict between the provisions of this Section 13.16 and the provisions of the Borrower Assignment Agreement, the provisions of the Borrower Assignment Agreement shall govern and control.

13.17        PATRIOT Act Notice. Agent and Lenders hereby notify Borrowers and the other Obligors that pursuant to the requirements of the PATRIOT Act, Agent and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the PATRIOT Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Obligors’ management and owners, such as legal name, address, social security number and date of birth.

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IN WITNESS WHEREOF, this Agreement has been executed under seal and delivered as of the date set forth above.

ATTEST: /s/ David Earhart David Earhart, Secretary [SEAL]	BORROWERS: SWK HOLDINGS CORPORATION By: /s/ Winston Black Name: Winston Black, III Title: Chief Executive Officer

ATTEST: /s/ David Earhart David Earhart, Secretary of SWK Holdings Corporation, the sole manager of SWK Funding LLC [SEAL]	SWK FUNDING LLC By: SWK HOLDINGS CORPORATION, its sole manager By: /s/ Winston Black Name: Winston Black, III Title: Chief Executive Officer

Address (for each Borrower): 14755 Preston Road, Ste. 105 Dallas, Texas 75254 Attn: Chief Executive Officer

AGENT AND LENDERS:

STATE BANK AND TRUST COMPANY,

as Agent and a Lender

By: /s/ B. Earl Garris

Name: B. Earl Garris

Title:    Vice President

Address:

State Bank and Trust Company

3399 Peachtree Road, N.E., Suite 1900

Atlanta, GA 30326

Attn: SWK Loan Administration Officer / Susan Hall

with courtesy copies to (which shall not be deemed notice): Parker, Hudson, Rainer & Dobbs LLP 303 Peachtree Street N.E. Suite 3600 Atlanta, Georgia 30308 Attention: Bobbi Acord Noland